                                                         EXHIBIT 2.2




                      DOMTAR U.S. GYPSUM PRODUCTS BUSINESS





                            SHARE PURCHASE AGREEMENT
                                    BETWEEN
                            DOMTAR INDUSTRIES INC.,
                              DOMTAR GYPSUM INC.,
                                  DOMTAR INC.
                                      AND
                          GEORGIA-PACIFIC CORPORATION





                             DATED NOVEMBER 8, 1995

                               TABLE OF CONTENTS

                                                                                              PAGE
                                                                                              ----
   ARTICLE 1.        DEFINITIONS AND PRINCIPLES OF INTERPRETATION   . . . . . . . . . . . . .  2

          1.1    Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
          1.2    Number and Gender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
          1.3    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
          1.4    Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
          1.5    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
          1.6    Submission to Jurisdiction: Appointment of Agent for Service of Process  . .  15
          1.7    Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
          1.8    Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
          1.9    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
          1.10   Table of Contents and List of Schedules  . . . . . . . . . . . . . . . . . .  16
          1.11   Currency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
          1.12   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
          1.13   Delays . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

   ARTICLE 2.        PURCHASED SHARES   . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

   ARTICLE 3.        PURCHASE PRICE   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
          3.1    Payment of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . .  17
          3.2    Adjustment of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . .  17

   ARTICLE 4.        REPRESENTATIONS AND WARRANTIES OF THE VENDOR   . . . . . . . . . . . . .  20
          4.1    Incorporation and Authorization  . . . . . . . . . . . . . . . . . . . . . .  20
          4.2    Ownership of Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
          4.3    Enforceability of the Agreement  . . . . . . . . . . . . . . . . . . . . . .  21
          4.4    Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
          4.5    Corporate Status . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
          4.6    Capital Stock and Records  . . . . . . . . . . . . . . . . . . . . . . . . .  23
          4.7    Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
          4.8    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
          4.9    Assets and Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
          4.10   Inventories and Accounts Receivable  . . . . . . . . . . . . . . . . . . . .  27
          4.11   Absence of Material Changes  . . . . . . . . . . . . . . . . . . . . . . . .  28
          4.12   Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

          4.13   Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
          4.14   Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
          4.15   Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
          4.16   Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
          4.17   Employees, Pension and Other Benefit Plans . . . . . . . . . . . . . . . . .  35
          4.18   Litigation; Compliance with Laws . . . . . . . . . . . . . . . . . . . . . .  39
          4.19   Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
          4.20   Finder's Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
          4.21   Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
          4.22   Consents and Approvals; Permits  . . . . . . . . . . . . . . . . . . . . . .  40
          4.23   Gypsum Rock Reserves . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

   ARTICLE 5.        REPRESENTATIONS AND WARRANTIES OF THE PURCHASER  . . . . . . . . . . . .  41
          5.1    Incorporation and Authorization  . . . . . . . . . . . . . . . . . . . . . .  41
          5.2    Enforceability of the Agreement  . . . . . . . . . . . . . . . . . . . . . .  41
          5.3    Investment Representation  . . . . . . . . . . . . . . . . . . . . . . . . .  42
          5.4    Finder's Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

   ARTICLE 6.        NON-COMPETITION  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
          6.1    Non-Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
          6.2    Permitted Activities . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
          6.3    Limited Exception for Incidental Acquisitions  . . . . . . . . . . . . . . .  43

   ARTICLE 7.        COVENANTS OF THE PARTIES   . . . . . . . . . . . . . . . . . . . . . . .  44
          7.1    Maintenance and Preservation of Business . . . . . . . . . . . . . . . . . .  44
          7.2    Notice of Cessation in Ordinary Course . . . . . . . . . . . . . . . . . . .  46
          7.3    Access for the Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . .  46
          7.4    Maintain Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
          7.5    Corporate Proceedings for Transfer . . . . . . . . . . . . . . . . . . . . .  48
          7.6    Adjustment Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . . .  48
          7.7    Tax Assistance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
          7.8    Hazardous Waste  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
          7.9    Operation of Business After Second Fixture Date  . . . . . . . . . . . . . .  49

   ARTICLE 8.        ADDITIONAL COVENANTS OF THE PARTIES  . . . . . . . . . . . . . . . . . .  50
          8.1    Tax Returns Assistance . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
          8.2    Use of Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
          8.3    Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                 8.3.1    Vendor Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                 8.3.2    Employees On Medical Leave  . . . . . . . . . . . . . . . . . . . .  51
                 8.3.3    Key Employee Retention Program  . . . . . . . . . . . . . . . . . .  52


                 8.3.4    Employee Share Purchase and Executive Stock Option Plans  . . . . .  52
                 8.3.5    U.S. 401(k) Plan  . . . . . . . . . . . . . . . . . . . . . . . . .  52
          8.4    Pension Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
          8.5    Affidavits for Title Insurance . . . . . . . . . . . . . . . . . . . . . . .  56
          8.6    No Interference  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
          8.7    Guarantees, Letters of Credit, Etc.  . . . . . . . . . . . . . . . . . . . .  57

   ARTICLE 9.        ANTITRUST AND COMPETITION REGULATORY APPROVALS   . . . . . . . . . . . .  57
          9.1    Obtaining Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
          9.2    Dealings With Authority  . . . . . . . . . . . . . . . . . . . . . . . . . .  59

   ARTICLE 10.       CONDITIONS OF CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . .  59
          10.1   Purchaser's Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
                 10.1.1   Representations and Warranties Remain Correct . . . . . . . . . . .  59
                 10.1.2   Performance of Obligations  . . . . . . . . . . . . . . . . . . . .  61
                 10.1.3   Permits, Consents and Approvals . . . . . . . . . . . . . . . . . .  61
                 10.1.4   Corporate and Other Proceedings . . . . . . . . . . . . . . . . . .  62
                 10.1.5   Excluded Assets . . . . . . . . . . . . . . . . . . . . . . . . . .  62
                 10.1.6   Real Property Title Insurance . . . . . . . . . . . . . . . . . . .  62
                 10.1.7   Resignation and Releases by Directors and Officers  . . . . . . . .  62
                 10.1.8   Opinion of the Vendor's Counsel . . . . . . . . . . . . . . . . . .  62
                 10.1.9   Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
                 10.1.10  Domtar Canadian Gypsum Products Business  . . . . . . . . . . . . .  63
                 10.1.11  Rescission  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
                 10.1.12  Waiver by the Purchaser . . . . . . . . . . . . . . . . . . . . . .  63
          10.2   Vendor's Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
                 10.2.1   Representations and Warranties Remain Correct . . . . . . . . . . .  64
                 10.2.2   Performance of Obligations  . . . . . . . . . . . . . . . . . . . .  64
                 10.2.3   Corporate and Other Proceedings . . . . . . . . . . . . . . . . . .  64
                 10.2.4   Change of Name  . . . . . . . . . . . . . . . . . . . . . . . . . .  65
                 10.2.5   Domtar Canadian Gypsum Products
                              Business  . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
                 10.2.6   Opinion of the Purchaser's Counsel  . . . . . . . . . . . . . . . .  65
                 10.2.7   Rescission  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
                 10.2.8   Waiver by the Vendor  . . . . . . . . . . . . . . . . . . . . . . .  66

   ARTICLE 11.       SURVIVAL AND RELIANCE ON REPRESENTATIONS AND WARRANTIES AND
                     INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
          11.1   Survival and Reliance  . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
          11.2   Survival of Liability for Representations and Warranties . . . . . . . . . .  66
          11.3   Indemnification by the Vendor  . . . . . . . . . . . . . . . . . . . . . . .  67
          11.4   Indemnification by the Purchaser . . . . . . . . . . . . . . . . . . . . . .  68
          11.5   Indemnification against Third Party Claims . . . . . . . . . . . . . . . . .  69
          11.6   Indemnification after Insurance and Other Recoveries . . . . . . . . . . . .  70
          11.7   Vendor's Maximum Liability . . . . . . . . . . . . . . . . . . . . . . . . .  71
          11.8   Details of Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
          11.9   Indemnification Sole Remedy  . . . . . . . . . . . . . . . . . . . . . . . .  72

   ARTICLE 12.       CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73

   ARTICLE 13.       TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
          13.1   Election . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
          13.2   Continuing Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74

   ARTICLE 14.       MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
          14.1   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
          14.2   Public Announcement  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
          14.3   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
          14.4   Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
          14.5   Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
          14.6   Dispute Resolution . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
          14.7   No Third Party Beneficiary . . . . . . . . . . . . . . . . . . . . . . . . .  76
          14.8   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77

                            SHARE PURCHASE AGREEMENT

                 THIS AGREEMENT made as of November 8, 1995

BETWEEN: GEORGIA-PACIFIC CORPORATION, a company incorporated under the laws of Georgia

                                                               (the "PURCHASER")

AND: DOMTAR INDUSTRIES INC., a company incorporated under the laws of Delaware

                                                                  (the "VENDOR")

                             DOMTAR GYPSUM INC., a company incorporated under the laws of Delaware, which is a party to this Agreement for the purpose of making the representations set forth in Article 4 and certain covenants set forth in Articles 7 and 8, and

                             DOMTAR INC., a company incorporated under the laws of Canada, which is a party to this Agreement for the purpose of making the covenants set forth in Articles 6 and 11 and certain representations set forth in Article 4.


                 WHEREAS the Vendor is a wholly-owned subsidiary of Domtar;

                 WHEREAS the Corporation is a wholly-owned subsidiary of the Vendor which owns all the United States of America assets relating to the Business and, indirectly through its wholly-owned subsidiary KMHC, 49% of all the issued and outstanding shares of the capital stock of COMSA, which owns all the Mexican assets (Gypsum rock mine) relating to the Business;

                 WHEREAS the Vendor desires to sell, assign and transfer to the Purchaser who desires to purchase, the Purchased Shares subject and pursuant to the provisions hereof;

                 NOW, THEREFORE, THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein set out and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties covenant and agree as follows:

ARTICLE 1.       DEFINITIONS AND PRINCIPLES OF INTERPRETATION

         1.1     DEFINITIONS

                 For the purposes of this Agreement and any other agreement or document entered into pursuant hereto or thereto and any notice, consent, direction or other communication required or permitted to be given pursuant hereto or thereto, the following words and phrases shall have the following meanings ascribed to them respectively, unless the subject matter or context otherwise requires:

                 (A) "ADJUSTMENT ARBITRATOR" means the Person, if any, chosen pursuant to Section 3.2 to make the final determination of the adjustment to the Purchase Price.

                 (B) "ADJUSTMENT BALANCE SHEET" means the balance sheet of the Corporation as at the Adjustment Date which shall be prepared in accordance with Section 3.2.4 hereof.

                 (C) "ADJUSTMENT DATE" means the earlier of the Closing Date and the Second Fixture Date.

                 (D) "ADJUSTMENT PAYMENT DATE" means the later of (i) the fifth (5th) Business Day from and after the final determination (and, if determined by the Adjustment Arbitrator, delivery to the Parties) of the adjustment (if any) to the Purchase Price, as provided in Section 3.2 hereof and (ii) the Closing Date.

                 (E) "AFFILIATE" of any specified Person means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "CONTROL" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "CONTROLLING" and "CONTROLLED" have meanings correlative to the foregoing.

                 (F) "AGREEMENT" means this Agreement entitled "SHARE PURCHASE AGREEMENT" and all agreements or documents supplemental hereto or in amendment or confirmation hereof; "HEREIN", "HEREOF", "HERETO", "HEREUNDER" and similar expressions mean and refer to this Agreement and not to any particular article or section hereof; "ARTICLE", "SECTION" or other subdivision of this Agreement means and refers to the specified article, section or other subdivision of this Agreement.

                 (G) "ANTITRUST AUTHORITY" has the meaning ascribed thereto in Article 9.

                 (H)      "ANTITRUST LAW" has the meaning ascribed thereto in
                          Article 9.

                 (I) "ASSET PURCHASE AGREEMENT" means that certain Asset Purchase Agreement dated as of even date herewith between Domtar and the Purchaser, as it may be amended from time to time.

                 (J) "BUSINESS" means the business presently conducted by the Corporation at and from its facilities, all of which are in the United States of America, as set out in SCHEDULE 1.1(J) and known as Domtar U.S. Gypsum Products Business, excluding any business conducted at the Corporation's Vernon, California facility.

                 (K) "BUSINESS DAY" means a day other than a Saturday, Sunday or any other day on which the principal banks located in Montreal, Canada or Atlanta, Georgia are not open for business during normal banking hours. Whenever any payment to be made or any action to be taken pursuant to this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or such action shall be taken on the next succeeding Business Day.

                 (L)      "CLAIMS" has the meaning ascribed thereto in Section
                          11.3.1 hereof.

                 (M) "CLOSING" means the consummation of the sale by the Vendor and the purchase by the Purchaser of the Purchased Shares by the transfer and delivery of certificates and documents of title thereto and the payment of the Purchase Price on the Closing Date as provided herein.

                 (N) "CLOSING DATE" means the fifth Business Day after the Purchaser shall have notified the Vendor in writing (or the Vendor shall have notified the Purchaser in writing, if earlier) that the provisions of Section
                          10.1.3 hereof have been met, or such earlier date as the Parties may agree.

                 (O) "CLOSING PLACE" means the offices of the Purchaser's headquarters, or such other location as the Vendor may designate upon at least five (5) Business Days' notice to the Purchaser, subject to the Purchaser's right to reject such designated location if such designation would impose an unreasonable burden on the Purchaser.

                 (P) "CODE" means the Internal Revenue Code of 1986 (U.S.A.), as amended, and regulations promulgated thereunder.

                 (Q) "COMSA" means Compania Occidental Mexicana, S.A. de C.V., a company incorporated under the laws of Mexico.

                 (R) "CONFIDENTIALITY AGREEMENT" means the confidentiality agreement between the Vendor and the Purchaser dated August 30, 1995.

                 (S) "CONTRACTS" means all written or oral outstanding contracts, agreements, deeds, negotiable instruments, bid, performance, surety, custom or other bonds, leases, licenses, commitments, covenants and warranties to which the Corporation is entitled or under which it is bound, and all amendments and modifications thereto.

                 (T) "CORPORATION" means Domtar Gypsum Inc., a company incorporated under the laws of Delaware, to be renamed G-P Gypsum Corporation (or such other name as may be acceptable to the Vendor) prior to or at the Closing.

                 (U) "DOMTAR" means Domtar Inc., a company incorporated under the laws of Canada.

                 (V)      "EFFECTIVE TIME" means 12:01 a.m. on the Closing Date.

                 (W) "EMPLOYEE PLANS" means all "employee welfare benefit plans" and "employee pension benefit plans" as respectively defined in Sections 3(1) and 3(2) of ERISA, all employee benefit and pension plans, all other bonus, deferred compensation, retirement, savings, excess benefit, stock option or purchase, retention, termination, severance and incentive plans, contracts, programs, funds, arrangements or practices and all other plans, contracts, programs, funds, arrangements or practices, that provide or may provide money (other than as current salary or wages), services, property or other benefits, whether written or oral and whether funded or unfunded, including, without limitation, any that have been frozen or terminated since the Financial Statements

                         Date, and any trust, escrow or similar
                         agreement related thereto, whether written or oral and whether funded or unfunded, which are established or maintained by the Corporation with respect to any of its Employees or Retired Employees, independent contractors, directors, officers or shareholders or which are established or maintained by any Person which together with the Corporation is or would have been at any date of determination treated as a single employer under Section 414 of the Code (the "RELATED PERSONS") or with respect to which the Corporation or the Related Persons have made or are required to make payments, transfers or contributions.

                 (X) "EMPLOYEES" means all the employees who, as at the date of determination, are employed by the Corporation whether or not as salaried or unionized employees and whether or not on short or long-term disability, accident or sickness, maternity, lay-off or other authorized leave of absence and including, without limitation, the Retired Employees.

                 (Y) "EMPLOYEES ON MEDICAL LEAVE" means those of the Employees other than the Retired Employees) who, as at the date of determination, are absent from work because of disability or are otherwise incapable of working in their regular duties or who have claimed that they are so disabled or incapable of working as at such date.

                 (Z) "EMPLOYEES ON SHORT-TERM MEDICAL LEAVE" means Employees on Medical Leave who as at the date of determination, are receiving or are eligible for benefits under the Short Term Disability (STD) Salary Continuation Plan for Non-Union Employees of Domtar Industries Inc. and the corresponding plans or agreements for unionized employees maintained by the Corporation or the Vendor or would be so eligible if their illnesses or injuries were not covered by workers' compensation.

                 (AA) "EMPLOYEES ON LONG-TERM MEDICAL LEAVE" means, as at the date of determination, all Employees on Medical Leave other than Employees on Short-Term Medical Leave.

                 (BB) "ENVIRONMENT" means soil, land, water and air in their natural state including, without limitation, land surface or subsurface strata, surface water, ground water and ambient air.

                 (CC) "ENVIRONMENTAL AUTHORITIES" means all federal, provincial or state ministries or federal, state, provincial or local governmental bodies or regulatory agencies, foreign or domestic, charged with enforcing any of the Environmental Laws.

                 (DD) "ENVIRONMENTAL CLAIMS" has the meaning ascribed thereto in Section 11.7.1 hereof.

                 (EE) "ENVIRONMENTAL LAW" means all applicable federal, state, provincial or local codes, laws, statutes, regulations, decrees, orders and by-laws, in respect of the protection of the quality of the Environment and the health and safety of employees including, without limitation, those relating to the Release of Hazardous Substances into the Environment or the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances in force, otherwise than as a result of retroactive application of a subsequent legislative or regulatory change or enactment adopted after the Adjustment Date, as at the date with respect to which such defined term is used.

                 (FF) "ENVIRONMENTAL NOTICE" means any notice of investigation, notice of non-compliance or written order from any of the Environmental Authorities including any notice of contamination or clean-up requirements.

                 (GG) "ENVIRONMENTAL PERMITS" means all permits, licenses, certificates and authorization of, and registrations with, any of the Environmental Authorities pursuant to any of the Environmental Laws, issued or granted to the Corporation for the purpose of conducting the Business as presently conducted, set out in SCHEDULE 1.1(GG).

                 (HH) "ERISA" means the Employee Retirement Income Security Act of 1974 (U.S.A.), as amended, and regulations promulgated thereunder.

                 (II)     "EXCLUDED ASSETS" means the following assets of the
                          Corporation:

                          (i) all real and personal property located in Vernon, California or arising out of the sale of such property;

                          (ii) the agreements with Public Service Electric & Gas relating to environmental clean-up at Camden plant; and

                          (iii) any indemnification rights from prior owners of any of the Corporation's facilities with respect to the matters set forth on SCHEDULE 11.3.2.

                 (JJ) "FINANCIAL STATEMENTS" means the income and cash flow statements of the Corporation for the twelve (12) months ended December 31, 1994 extracted from the Corporation's audited financial statements for such period and the unaudited income and cash flow statements of the Corporation for the six (6) months ended June 30, 1995, respectively, and the related notes thereto set out in SCHEDULE 1.1(JJ).

                 (KK)     "FINANCIAL STATEMENTS DATE" means June 30, 1995.

                 (LL) "FIRST CORE REPRESENTATIONS" means those (i) representations and warranties of the Vendor, the Corporation and Domtar, as the case may be, contained in Sections 4.1, 4.2, 4.3.1, 4.3.2, 4.4, 4.5, 4.6,
                          4.7.1, 4.7.3, 4.8.1, 4.8.2, 4.20, 4.21 and 4.22 and
                          (ii) all other representations and warranties of the Vendor but with all references to Laws (other than ERISA and the Code) and Environmental Laws being limited to those in effect on or before the First Fixture Date.

                 (MM)     "FIRST FIXTURE DATE" means May 23, 1996.

                 (NN) "HAZARDOUS SUBSTANCES" means all contaminants issued or discharged in the Environment in a greater quantity or concentration than that provided for in any of the Environmental Laws or the presence of which in the Environment is prohibited pursuant to any of the Environmental Laws. For the purposes of this definition, "CONTAMINANTS" means all solid, liquid or gaseous matter, micro-organism, sound, vibration, ray, heat, water, radiation or a combination of any of them that adversely alters the quality of the Environment.

                 (OO) "HAZARDOUS WASTE" means a waste which meets the criteria for, or which has been listed or identified as, a hazardous waste by (a) the U.S. Environmental Protection Agency under the U.S. Resource Conservation and Recovery Act, 42 USC Section 6901 et seq. and regulations promulgated by the U.S. Environmental Protection Agency, 40 C.F.R. Part 261 or (b) the California Department of Toxic Substances under California Health and Safety Code Section
                          25110 et seq. and regulations promulgated thereunder.

                 (PP) "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (U.S.A.), as amended, and regulations promulgated thereunder.

                 (QQ) "INDEMNIFIED CLAIMS" means the Purchaser's Indemnified Claims and the Vendor's Indemnified Claims.

                 (RR) "INDEMNITEE" and "INDEMNITOR" have the respective meanings ascribed thereto in Section 11.5.1 hereof.

                 (SS)     "INITIAL PERIOD" has the meaning ascribed thereto in
                          Section 8.4.9 hereof.

                 (TT) "INITIAL 30-DAY PERIOD" has the meaning ascribed thereto in Section 3.2.4 hereof.

                 (UU) "INTELLECTUAL PROPERTY" means all patents, copyrights (including renewal rights thereto), trade-marks, service marks, trade names, industrial designs (registered and unregistered and including applications therefor and distinguishing guise) and all other confidential information, improvements, discoveries, data, trade secret information, inventions, patterns, drawings, technical information, research and development works, concepts, methods, processes, procedures, know-how and other intellectual property (in whatever medium or support) owned or actively used by the Corporation with the exception of the trade-mark "Domcrete".

                 (VV) "INTERIM BALANCE SHEET" means the unaudited balance sheet of the Business as at June 30, 1995, and the related notes thereto, set out in SCHEDULE 1.1(VV).

                 (WW) "KMHC" means KMHC, Incorporated, a company incorporated under the laws of California.

                 (XX) The "KNOWLEDGE" of the Corporation, the Vendor or Domtar shall mean the knowledge of

                          (i) the Persons listed in Part 1 of SCHEDULE 1.1(XX) in the case of the Corporation;

                          (ii) the Persons listed in Part 2 of the SCHEDULE 1.1(XX) in the case of the Vendor or Domtar.

                 (YY) "LAW" means all applicable federal, state, provincial or local codes, laws, statutes, regulations, decrees, orders and by-laws in force, otherwise than as a result of retroactive application of a
                         subsequent legislative or regulatory change or enactment adopted after the Adjustment Date, as at the date with respect to which such defined term is used, but excluding Environmental Law.

                 (ZZ) "LEASED REAL PROPERTIES" means all real and immovable properties leased by the Corporation, as tenant, as set out in SCHEDULE 1.1(ZZ).

                 (AAA) "LIENS" means all liens, prior claims, privileges, security interests, hypothecs, mortgages, pledges, charges, encumbrances, easements and servitudes, leases, licenses, options, claims, rights, ownership or title retention agreements, conditional sale agreements, rights of first refusal, leasing, sale and leaseback agreements and all other agreements that in substance secure payment or performance of an obligation.

                 (BBB) "MATERIAL ADVERSE EFFECT" means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination of any litigation, arbitration, or governmental investigation or proceedings), whether singly or in conjunction with any other event, act, condition or occurrence, whether or not related, a material adverse change in, or a material adverse effect upon, any of (i) the legality, validity or enforceability of this Agreement or the ability of the Vendor, the Corporation or Domtar, as the context may require, to execute and deliver this Agreement and consummate the transactions contemplated hereby, or (ii) the financial condition, results of operations, cash flows, business or properties of (a), if for purposes of determining compliance with Section 10.1, the Corporation and its Subsidiaries and the Business (as defined in the Asset Purchase Agreement), taken as a whole, and (b), for all other purposes (including for purposes of the indemnities of Section 11.3), the Corporation and its Subsidiaries, taken as a whole.

                 (CCC) "MATERIAL CONTRACTS" means those of the Contracts which (a) require (or, in the absence of a default, may require) an expenditure by or to the Corporation in excess of $500,000, and (b) are:

                          (i)     not in the ordinary course of the Business;

                          (ii) title retention, conditional sales, leasing, sale and leaseback, loan, credit or security agreements or other agreements that in substance secure payment or performance of an obligation;

                          (iii) guarantees, sureties, promissory notes or other negotiable instruments;

                          (iv) related to Intellectual Property or computer software;

                          (v)     leases for the Leased Real Properties;

                          (vi) personal and movable property leases and licenses of the Corporation, as lessee or licensee thereunder, other than those referred to in paragraphs (ii) or (iv) of this Section;

                          (vii) with Affiliates or Subsidiaries of the Corporation;

                          (viii) federal, state or local government or governmental body contracts, tenders or bids and bonds therefor;

                          (ix) non-competition or confidentiality agreements or other agreements in restriction of trade;

                          (x)     franchise and distribution agreements;

                          (xi)    utility supply agreements; or

                          (xii)   raw material purchase and supply agreements;

                          including, without limitation, those set out in
                          SCHEDULE 1.1(CCC), but excluding those being assumed by the Vendor or Domtar in connection with the Excluded Assets.

                 (DDD) "OWNER'S EQUITY" has the meaning ascribed thereto and is determined pursuant to the formula set out in
                          SCHEDULE 1.1(DDD).

                 (EEE) "PARTIES" means the Vendor, the Corporation and Domtar (on the one hand) and the Purchaser (on the other hand) collectively and "PARTY" means any one of them.

                 (FFF)    "PERMITTED ENCUMBRANCES" means

                          (i) all liens, prior claims, privileges, security interests, hypothecs, mortgages and charges for real and immovable property taxes contested in good faith by appropriate proceedings for which adequate reserves are being maintained or which are incurred in the ordinary course of the Business in connection with real and immovable property construction or renovation or with workers or with workers' compensation, unemployment insurance, social security, retirement and other similar legislation;

                          (ii) all easements and servitudes (including, without limitation, easements and servitudes for public utility services);

                          (iii) all encroachments, restrictive covenants and licenses;

                          (iv) all site plan agreements, subdivision agreements and leases;

                          (v)     all minor irregularities of title; and

                          (vi)    all by-laws, planning acts, building
                                  restrictions and zoning regulations;

                          which affect the Real Properties and which (i) individually would cost less than $50,000 to correct, and (ii) both individually and in the aggregate, are of a minor nature and do not impair the use of those of the Real Properties which are so affected for the purpose of conducting the Business as presently conducted.

                 (GGG) "PERSON" means an individual, partnership, joint venture, association, cooperative, corporation, public utility, trust or a government or any department, body or agency thereof or any other entity with juridical personality.

                 (HHH) "PROPERTIES" means the Real Properties and all personal and movable properties purportedly owned by the Corporation, other than the Excluded Assets.

                 (III)    "PURCHASE PRICE" has the meaning ascribed thereto in
                          Section 3.1 hereof.

                 (JJJ) "PURCHASED SHARES" has the meaning ascribed thereto in Article 2 hereof.

                 (KKK) "PURCHASER'S COUNSEL" means Purchaser's Senior Vice-President - Law and General Counsel.

                 (LLL) "PURCHASER'S INDEMNIFIED CLAIMS" has the meaning ascribed thereto in Section 11.3.1 hereof.

                 (MMM) "PURCHASER'S PENSION PLAN" has the meaning ascribed thereto in Section 8.4.1 hereof.

                 (NNN) "PURCHASER PROTECTED PERSONS" has the meaning ascribed thereto in Section 11.3.1 hereof.

                 (OOO) "REAL PROPERTIES" means all real and immovable properties owned by the Corporation, together with all plants, buildings, structures, improvements and appurtenances thereon or thereto and forming part thereof and all servitudes, easements and rights of way in favour thereof, set out in SCHEDULE 1.1(OOO).

                 (PPP) "RELEASE" means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping.

                 (QQQ) "RETIRED EMPLOYEES" means all former employees of the Corporation who, as at the date of determination, have rights under the Employee Plans, provided, however, that no Employee on Long-Term Medical Leave shall be deemed to be a Retired Employee.

                 (RRR) "SECOND CORE REPRESENTATIONS" means those representations and warranties contained in Section 4.1, 4.2, 4.3.1, 4.3.2.1(a), 4.3.2.3, 4.3.2.4 (as to
                          the Purchased Shares), 4.4, 4.5, 4.6, and (to the extent necessary for any Employee Plans to be in compliance with ERISA and the Code) 4.17.

                 (SSS) "SECOND FIXTURE DATE" means September 30, 1996, provided, however, that the Second Fixture Date shall be postponed by the number of days, if any, by which the date described in (ii) below follows the date described in (i) below: (i) the later of the date on which the Purchaser files a complete response to a Second Request or the date which is sixty (60) days after the date of such Second Request and (ii) the date the Vendor, the Corporation or Domtar (as the case may be) files its complete response to such Second Request.

                 (TTT) "SECOND REQUEST" shall mean a request for additional information and documentary material under the HSR Act relating to the transactions contemplated by this Agreement.

                 (UUU) "SECURITIES ACT" means the Securities Act of 1933 (U.S.A.), as amended.

                 (VVV) "SELLING PARTIES" means the Vendor, the Corporation and Domtar, individually and collectively.

                 (WWW) "SUBSIDIARY" of any Person means any corporation more than 50% of whose shares of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such corporation, irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is owned or controlled directly or indirectly by such Person or by any other Subsidiary of such Person.

                 (XXX) "TAXES" means all taxes, assessments, reassessments, charges, levies and all other imposts, together with all interest, penalties and fines thereon or additions thereto, of whatever kind or nature, including, without limitation, gross or net income, ad valorem, alternative or add-on minimum tax, capital stock, documentary, employment (including, without limitation, social security and unemployment), environmental, excise, franchise, gains, goods and services, gross receipts, import, intangible, license, mining, net worth, occupation, payroll, privilege, production, profits, property, registration, sales, services, severance, stamp, surplus, transfer, use, wage, withholding, workers compensation, value added taxes, charges, fees and customs duties, imposed, levied or assessed by any federal, state, provincial or local government or taxing authority.

                 (YYY) "TAX RETURNS" means all federal, state or local tax reports, returns, declarations of estimated tax or other information required to be filed with respect to the Corporation, its income, the Properties or the Business.

                 (ZZZ) "TERMINATION DATE" has the meaning ascribed thereto in Article 13 hereof.

                (AAAA) "THIRD PARTY CLAIM" means any demand or statement or any notice or overt threat thereof which has been made on or communicated to a Party by or on behalf of any other Person and which, if maintained or enforced, will or might result in a Claim of the nature described in either Section 11.3 or 11.4 hereof.

               (BBBB) "TRANSITIONAL PERIOD" has the meaning ascribed thereto in Section 8.4.7.

               (CCCC) "U.S. GAAP" means generally accepted accounting principles as of December 31, 1994, set forth in the opinions and pronouncements of the Accounting

                          Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) or in such other statements by such other entity as may be in general use by significant segments of the accounting profession.

               (DDDD) "U.S. 401(K) PLAN" means the 401(k) Retirement Savings Plan for Non-Negotiated Employees of the Vendor.

               (EEEE) "U.S. PLAN" means the Pension Plan for Non-Negotiated Employees of the Vendor.

               (FFFF)     "VENDOR PLANS" has the meaning ascribed thereto in
                          Section 8.3.1.

               (GGGG) "VENDOR PROTECTED PERSON" has the meaning ascribed thereto in Section 11.4.

               (HHHH)     "VENDOR'S COUNSEL" means Brobeck, Phleger & Harrison.

               (IIII) "VENDOR'S INDEMNIFIED CLAIMS" has the meaning ascribed thereto in Section 11.4.

         1.2     NUMBER AND GENDER

                 Words (including, without limitation, words and phrases defined herein) importing the singular include the plural and vice versa; and words (including, without limitation, words and phrases defined herein) importing gender include all genders.

         1.3     ENTIRE AGREEMENT

                 This Agreement, together with the agreements entered into, and other documents delivered, pursuant hereto or concurrently herewith constitute the entire agreement between the Parties on the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral, of the Parties on the subject matter hereof, other than the Confidentiality Agreement, and there are no warranties, representations, undertakings, obligations, covenants, conditions or other agreements between the Parties in connection with the subject matter hereof except as specifically provided herein or therein.

         1.4     SCHEDULES

                 The Schedules referred to herein and attached hereto form an integral part of this Agreement. Nothing set out in the Schedules shall be deemed to establish a standard of materiality.

         1.5     GOVERNING LAW

                 This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof. The Parties irrevocably agree that any legal action or proceeding arising out of or in connection with this Agreement shall be brought in the Chancery or Superior Court of the State of Delaware, or the United States District Court for the State of Delaware.

         1.6 SUBMISSION TO JURISDICTION: APPOINTMENT OF AGENT FOR SERVICE OF PROCESS

                 Each of the Parties to this Agreement hereby irrevocably and unconditionally agrees (i) to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (ii) to the extent such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party's agent for acceptance of legal process, and that service made pursuant to
                 (ii) above shall have the same legal force and effect as if served upon such Party personally within the State of Delaware. For purposes of implementing the Parties' agreement to appoint and maintain an agent for service of process in the State of Delaware, each such Party that has not as of the date hereof already duly appointed such an agent does hereby appoint RL&F Service Corp., One Rodney Square, 10th Floor, Wilmington, Delaware 19801, as such agent.

         1.7     AMENDMENT

                 No supplement or amendment of this Agreement shall be binding upon the Parties unless expressly provided in a document duly executed by the Parties.

         1.8     WAIVER

                 The failure by either Party, at any time or for any period of time, to require performance by the other Party of any of the latter's respective obligations under this Agreement shall not affect the former's rights thereafter to require such performance. No waiver of any of the provisions of this

                 Agreement shall constitute or be deemed to constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in a document duly executed by the Parties.

         1.9     HEADINGS

                 The Article, Section and other subdivision headings contained herein are included for convenience of reference only, are not intended to be full or accurate descriptions of the content thereof and shall not affect or be utilized in the construction or interpretation of this Agreement.

         1.10    TABLE OF CONTENTS AND LIST OF SCHEDULES

                 The table of contents and list of Schedules preceding this Agreement are included for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement.

         1.11    CURRENCY

                 Unless otherwise indicated herein, all dollar amounts referred to in this Agreement are in legal currency of the United States of America and all dollar signs ($) used herein refer to such currency. If for the purposes of any payment required to be made in order to give effect to the provisions hereof it is necessary to convert a sum of money in United States of America currency into Canadian currency or vice versa, the applicable rate of exchange shall be the spot buying rate of exchange of the Mellon Bank at 12 noon on the date such payment is due.

         1.12    SEVERABILITY

                 If any provision of this Agreement shall be held illegal, invalid or unenforceable by any competent court or tribunal in any relevant jurisdiction, such illegality, invalidity or unenforceability shall attach only to such provision in such jurisdiction and such provision shall be severed herefrom and be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair or render illegal, invalid or unenforceable such provision in any other jurisdiction or any other provision of this Agreement in any jurisdiction.

         1.13    DELAYS

                 In calculating the delay or period of time within or following which any act is to be done or step taken pursuant to this Agreement, the day which marks the start of such delay or period shall be excluded from such calculation.

ARTICLE 2.       PURCHASED SHARES

         Upon the terms and subject to the conditions of this Agreement, the Vendor covenants and agrees to sell, assign, transfer and deliver to the Purchaser and the Purchaser agrees to purchase from the Vendor on the Closing Date, as at the Effective Time, all of the issued and outstanding shares of the capital stock of the Corporation, being 312 shares (the "PURCHASED SHARES"), for the Purchase Price and upon the terms and conditions herein provided.

ARTICLE 3.       PURCHASE PRICE

         3.1     PAYMENT OF PURCHASE PRICE

                 The price payable by the Purchaser to the Vendor for the Purchased Shares shall be, subject to the adjustments, if any, pursuant to the provisions of Section 3.2 hereof, the amount of Two Hundred Eighty Million Dollars ($280,000,000) (plus, if the Closing occurs after the Second Fixture Date, interest on such amount at the prime rate of Mellon Bank (as defined in Section 3.2.3) calculated from the Second Fixture Date until paid in full) (the "PURCHASE PRICE"), which shall be paid at the Closing Place by wire transfer or certified cheque payable to the Vendor or as directed by the Vendor.

         3.2     ADJUSTMENT OF PURCHASE PRICE

                 3.2.1 An adjustment, if any, based on U.S. GAAP with respect to the Purchase Price shall be made as of the Adjustment Date as follows:

                          3.2.1.1 if the value of the Owner's Equity as determined by the Adjustment Balance Sheet exceeds the value of the Owner's Equity as determined by the Interim Balance Sheet, the Purchaser shall pay to the Vendor, as an adjustment to the Purchase Price, the amount of such excess; and

                          3.2.1.2 if the value of the Owner's Equity as determined by the Interim Balance Sheet exceeds the value of the Owner's Equity as determined by the Adjustment Balance Sheet, the Vendor shall pay to the Purchaser, as an adjustment to the Purchase Price, the amount of such excess.

                 3.2.2 The amount of any adjustment payable in accordance with the provisions of this Section 3.2 shall bear interest at the prime rate of Mellon Bank calculated from the Adjustment Date until paid in full, and the amount of any such adjustment and interest accrued thereon shall be paid, subject to Section 3.2.4, on the Adjustment Payment Date by wire transfer or certified cheque payable to or as directed by the Party entitled thereto pursuant to the provisions of this Section 3.2. If the Adjustment Payment Date is the Closing Date, the adjustment may be added to or netted against the Purchase Price , as the case may be.

                 3.2.3 For the purposes hereof, the "prime rate of Mellon Bank" means the prime rate of Mellon Bank announced by said Bank from time to time in Pittsburgh, Pennsylvania, as its reference rate of interest (commonly known as its prime rate) for commercial loans made by said Bank in United States of America in United States of America dollars.

                 3.2.4 Within sixty (60) days after the Adjustment Date, the Vendor shall (i) prepare the Adjustment Balance Sheet, a calculation of Owner's Equity pursuant thereto, and a calculation, in accordance with this
                          Section 3.2, of the Purchase Price adjustment (if any) and (ii) deliver to the Purchaser a copy of such Adjustment Balance Sheet and calculations. If the Purchaser is satisfied that the Purchase Price adjustment as calculated and submitted by the Vendor has been properly calculated, the Purchaser shall so notify the Vendor. If the Purchaser disagrees with such calculation of the Purchase Price adjustment (whether such objection relates to the mathematical calculation thereof or of Owner's Equity, to the Adjustment Balance Sheet or its preparation, or any combination thereof) calculated by the Vendor, then the Purchaser shall deliver to the Vendor, within thirty (30) days after delivery to the Purchaser of the Vendor's calculation of the Purchase Price adjustment (the "INITIAL 30-DAY PERIOD"), a written description of any adjustment proposed by the Purchaser to such calculation, and the Vendor and the Purchaser shall negotiate in good faith to resolve any disagreement with respect thereto. If the Purchaser fails to give the Vendor notification within the Initial 30-Day Period of any objection to such calculation of the Purchase Price adjustment (or gives objections only to portions thereof), then such calculation (or the part not objected to) shall be binding upon the Parties. Any undisputed amount shall be paid promptly on or before the later of (i) the Closing Date or (ii) the fifth (5th) Business Day after the Initial 30-Day Period. If the Vendor and the Purchaser have not resolved any such disagreement (or portion thereof) within fifty (50) days following the date on which the Purchaser receives the Vendor's proposed adjustment to the Purchase Price, then such disagreement shall be submitted to the Adjustment Arbitrator for a final and binding resolution of the disagreement and calculation of the final Purchase Price adjustment. The costs and expenses for the services of the Adjustment Arbitrator shall be borne by the Party whose position in the dispute submitted to the Adjustment Arbitrator has the greatest dollar discrepancy from the calculation determined by the Adjustment Arbitrator.

                          The Adjustment Arbitrator shall be chosen as follow:

                          (i) if the amount of the dispute is less than or equal to $1,000,000, the Adjustment Arbitrator shall be the Chicago office of KPMG Peat Marwick; or

                          (ii) if the amount of the dispute is in excess of $1,000,000, then three arbitrators shall be chosen from a list of 10 disinterested accountants in Chicago or its vicinity compiled by the American Arbitration Association, with the Vendor and the Purchaser alternatively striking a name from such list until only three names remain. The Vendor shall have the right to strike the first name, and such right shall be exercised within five (5) Business Days after the list is presented to both the Vendor and the Purchaser. Thereafter in turn, the Purchaser and the Vendor shall have two (2) Business Days after notification to it of the last name stricken by the other Party, to strike a name from the list until only three names are left. The arbitrators shall be those three Persons whose names remain after the above process. If any such Person cannot or does not serve as an arbitrator, then such Person shall be replaced by the Person whose name was last stricken who is available. If any Party fails to strike a name from the list within the allotted time, then the other

                          Party shall have a right to name the three arbitrators.

                          Each of the Parties represents and warrants to the other Parties that it has disclosed to the other Parties all significant business and other relationships that it has had with KPMG Peat Marwick on or after January 1, 1993.

                          The Adjustment Balance Sheet shall present fairly the consolidated financial position of the Corporation and its Subsidiaries, and shall be based on the books and records of the Corporation which will be kept, and such Adjustment Balance Sheet shall be calculated, in accordance with U.S. GAAP applied on a basis consistent with the period covered by the Financial Statements and the Interim Balance Sheet. All liabilities, contingent or otherwise, of the Corporation which are required to be reflected or reserved against in the Adjustment Balance Sheet shall be reflected therein.

         3.3     TRANSFER TAXES

                 All stock and other transfer taxes including sales taxes and document recording fees, if any, imposed in connection with the transfer of the Purchased Shares to the Purchaser shall be paid by the Vendor, and all applicable stock transfer tax stamps shall be provided by the Vendor at the Closing.

ARTICLE 4.       REPRESENTATIONS AND WARRANTIES OF THE VENDOR

         The Vendor and the Corporation each represent and warrant to the Purchaser as follows and Domtar represents and warrants to the Purchaser the matters in Sections 4.1.2 and 4.3:

         4.1     INCORPORATION AND AUTHORIZATION

                 4.1.1 The Vendor is a corporation duly incorporated, organized, validly existing and in good standing under the laws of Delaware and has full capacity, power and authority, corporate and otherwise, to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby, and has been duly authorized to execute and become a party to this Agreement and to consummate the transactions provided herein or pursuant hereto.

                 4.1.2 Domtar is a corporation duly incorporated, organized, validly existing and in good standing under the laws of Canada and has full capacity, power and authority, corporate and otherwise, to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby, and has been duly authorized to execute and become a party to this Agreement and to consummate the transactions provided herein or pursuant hereto.

         4.2     OWNERSHIP OF STOCK

                 The Vendor is the sole and absolute owner of the Purchased Shares with good and marketable record and beneficial title thereto free and clear of all Liens and upon the consummation of the sale of the Purchased Shares to the Purchaser pursuant to this Agreement, the Vendor shall assign, transfer and deliver the Purchased Shares to the Purchaser with good and marketable title, free and clear of all Liens. The Vendor has the sole and exclusive right, power and authority to vote the Purchased Shares.

         4.3     ENFORCEABILITY OF THE AGREEMENT

                 4.3.1 This Agreement constitutes a legal, valid and binding obligation of each of the Vendor, the Corporation and Domtar, enforceable against them in accordance with its terms, except to the extent that the enforcement hereof may be limited by bankruptcy, insolvency, arrangement, reorganization, moratorium or other similar laws relating to creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                 4.3.2 Neither the entering into of this Agreement nor the consummation by any of the Vendor, the Corporation and Domtar of any of the transactions contemplated hereby shall:

                              4.3.2.1 with or without the giving of notice or the lapse of time, or both, violate, conflict with, or result in a breach or default under, or cause the termination of (a) any of the provisions of the articles of incorporation, articles of amendment, certificates in respect thereto, by-laws or other charter document of any of the Vendor, Domtar and the Corporation or of any written shareholders agreement or shareholders, stock or voting trust to which any of the Vendor, Domtar and the Corporation is a party or (b) any Law or any Environmental Law to which any of the Vendor, Domtar and the Corporation is subject;

                              4.3.2.2 subject any of the Vendor and the Corporation to any penalty or liability;

                              4.3.2.3 with or without the giving of notice or the lapse of time, or both, violate, conflict with, or result in a breach or default under, or cause the termination of, any contract, agreement or undertaking applicable to any of the Vendor, Domtar and the Corporation, except for such violations, conflicts, breaches, defaults, or terminations which are not likely to have a Material
                                           Adverse Effect; or

                              4.3.2.4. result in the creation or imposition of any Lien upon the Purchased Shares or any of the Properties.

                 4.3.3 There are no judicial, quasi-judicial, administrative, quasi-administrative or arbitration proceedings pending against any of the Vendor, Domtar and the Corporation which, if adversely determined, may interfere with the sale, assignment, transfer or delivery of the Purchased Shares or the consummation of any of the transactions herein provided.

         4.4     SUBSIDIARIES

                 Except as set out in SCHEDULE 4.4, the Corporation does not have any Subsidiary other than KMHC.

         4.5     CORPORATE STATUS

                 4.5.1        The Corporation

                              4.5.1.1 is duly incorporated, organized, validly existing and in good standing under the laws of the State of Delaware; and

                              4.5.1.2      has the all requisite capacity,
                                           authority and power, corporate and
                                           otherwise, to own, operate and use
                                           the Properties, to lease the Leased
                                           Real Properties and all personal and
                                           movable properties leased thereby
                                           and to conduct the Business, as
                                           presently owned, operated, used,
                                        leased and conducted, respectively.

                 4.5.2 KMHC is duly incorporated, organized, validly existing and in good standing under the laws of the State of California, and has all requisite capacity, authority and power, corporate and otherwise, to hold the 49% interest in COMSA, as presently held.

         4.6     CAPITAL STOCK AND RECORDS

                 4.6.1 The authorized capital stock of the Corporation consists of 1,000 shares of which only 312 shares, being the Purchased Shares, are issued and outstanding and each of such outstanding shares has been duly authorized and issued and is fully paid and non-assessable, and the paid-up capital of the class of such shares has not been changed since December 31, 1994. The Vendor is the sole registered holder and beneficial owner of each of such outstanding shares.

                 4.6.2 The authorized capital stock of KMHC consists of 2,500 shares of which only 50 shares are issued and outstanding and each of such outstanding shares has been duly authorized and issued and is fully paid and non-assessable, and the paid-up capital of the class of such shares shall be as shown in the Adjustment Balance Sheet, and the Corporation is the sole registered holder and beneficial owner of each of such KMHC outstanding shares.

                 4.6.3 No Person has any agreement, option or right capable of becoming an agreement or option

                              4.6.3.1      to acquire any of the Purchased
                                           Shares or any of the issued shares
                                           of KMHC; or

                              4.6.3.2      to subscribe for or otherwise
                                           acquire any of the unissued shares
                                           of the capital stock of any of the
                                           Corporation or KMHC.

                 4.6.4 The copies of the charter documents and by-laws of the Corporation, KMHC and COMSA that have been previously delivered to the Purchaser are the complete, true and correct charter documents and by-laws of the Corporation, KMHC and COMSA in effect as of the date hereof. The minutes of directors' and shareholders' meetings and the stock books of each of the Corporation and KMHC that have previously been delivered to the

                              Purchaser are the complete, true and correct records of directors' and shareholders' meetings and capital stock issuances and transfers through and including the date hereof and reflect all transactions required to be contained in such records, as well as those matters customarily contained in records of such type. The corporate records of each of the Corporation and KMHC have been maintained in accordance with sound corporate and business practices and present fairly, in all material respects, the matters referred to therein.

                 4.6.5 Except as set out in SCHEDULE 4.6.5, neither the Corporation nor KMHC exists as a result or incident of any merger or amalgamation between any of the Vendor, the Corporation and KMHC and any other Person or between other Persons pursuant to which the Properties, the 49% interest in COMSA, the Purchased Shares, as the case may be, currently remain subject to the rights of the creditors of the Vendor or such previously existing Person or Persons except as such obligations are reflected in the Interim Balance Sheet.

         4.7     BUSINESS

                 4.7.1 The locations or jurisdictions where the Corporation presently has places of business and where the Corporation had places of business during the preceding three (3) years are set out in SCHEDULE 4.7.1 and, except as therein set out, the Corporation does not have and has not had during such three year period any place of business in any other location or jurisdiction.

                 4.7.2 Except as set out in SCHEDULE 4.7.2, the Corporation is conducting the Business in compliance with all Laws of each jurisdiction in which it presently conducts the Business and is duly qualified, licensed or registered in each jurisdiction in which the nature of the Business makes such qualification, licensing or registration necessary, except where the failure to so comply or to be so qualified, registered or licensed is not likely to have a Material Adverse Effect.

                 4.7.3 The sole present corporate purpose of KMHC is holding the 49% interest in COMSA and, except as to the holding of said interest, it is not conducting nor has it conducted since April 3, 1978 any other business or activity nor does it have any employees or is it party to any collective bargaining agreement.

         4.8     FINANCIAL STATEMENTS

                 4.8.1 The Financial Statements present fairly in all material respects the consolidated results of operations and cash flows of the Business, for the periods covered by the relevant statements forming part of the Financial Statements.

                 4.8.2 The Interim Balance Sheet presents fairly in all material respects the consolidated financial position of the Business as at the date thereof.

                 4.8.3 The Financial Statements and the Interim Balance Sheet are based on the books and records of the Corporation which have been kept, and such Financial Statements and Interim Balance Sheet have been calculated, in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved.

                 4.8.4 There are no liabilities, contingent or otherwise, of the Corporation and its Subsidiaries not reflected in the Financial Statements or Interim Balance Sheet or in the notes thereto which are required under U.S. GAAP to be disclosed therein. Except as and to the extent reflected and adequately reserved against in the Interim Balance Sheet, or as disclosed in
                              SCHEDULE 4.8.4, as of the Financial Statements Date, the Corporation and its Subsidiaries did not have any liability or obligation whatsoever, whether accrued, absolute, contingent or otherwise.

         4.9     ASSETS AND LIABILITIES

                 4.9.1 All the Properties purported to be owned by the Corporation as at the Adjustment Date shall be reflected in the Adjustment Balance Sheet and, except for Permitted Encumbrances and as set out in SCHEDULE 4.9.1, the Corporation owns the Properties reflected in the Interim Balance Sheet and Adjustment Balance Sheet, together with the Intellectual Property, with good and marketable title thereto free and clear of all Liens and also with registered or recorded title to the Real Properties. Except as set out in SCHEDULE 4.9.1, the Properties are in the possession and control of the Corporation, and no other Person is entitled to possession of any such Properties of the Corporation.

                 4.9.2 The Corporation does not lease any real and immovable property other than the Leased Real Properties.

                 4.9.3 Except as set out in SCHEDULE 4.9.3, the Corporation does not hold any loan or advance due by, or any stock, obligation or securities of, or any other interest in, any other Person.

                 4.9.4 Subject to the Permitted Encumbrances, the Real Properties and the use of the Leased Real Properties do not violate, contravene or breach and are used in compliance with the Laws, except for such violations, contraventions, breaches and non-compliances which, individually or in the aggregate, are not likely to have a Material Adverse Effect. Except as set out in SCHEDULE
                              4.9.4 or except for Permitted Encumbrances, there does not exist (i) any encroachment by any building or other property not owned by the Corporation on the Real Properties or (ii) any condemnation proceedings or, to the best knowledge of the Vendor and the Corporation, any threat thereof relating to the Real Properties, or (iii) any encroachment by any of the buildings and structures constituting part of or located on the Real Properties and the Leased Properties on any real property not included in the Real Properties or the Leased Real Properties.

                 4.9.5 All personal property taxes, ad valorem taxes, real and immovable property taxes, surtaxes, charges, levies, rates, duties and assessments, whether general or special, and real and immovable property mutation taxes due and payable pursuant to the Laws with respect to the Real Properties before the Adjustment Date and any interest and penalties thereon or adjustments thereto, have been paid by the Corporation or such taxes, surtaxes, charges, levies, rates, duties and assessments shall be reflected and reserved against in the Adjustment Balance Sheet.

                 4.9.6        All the Real Properties are legally described in
                              SCHEDULE 4.9.6, and the Vendor has provided the Purchaser with access to true and complete copies of surveys for all the plants forming part of the Real Properties.

                 4.9.7 All the equipment, machinery, rolling stock and communications, computer (other than personal computers) and information systems, and all buildings, plants and structures, whether owned or leased by the Corporation, are in good condition and repair and are adequate for the conduct of the Business as conducted by the Corporation since December 31, 1994, except for normal wear and tear and normal usage. Except as set out in SCHEDULE 4.9.7, the buildings, plants and structures and the tangible assets presently owned, leased or licensed by the Corporation include all buildings, plants, structures and other tangible assets necessary to permit the Corporation to conduct the Business in the same manner as such Business has been conducted since December 31, 1994, without any need for replacement, refurbishment or repair otherwise than in the ordinary course and in a manner consistent with the past practices for the Business.

                 4.9.8 The Corporation does not own the real property located in New Hampshire described on SCHEDULE 4.9.8.

         4.10    INVENTORIES AND ACCOUNTS RECEIVABLE

                 4.10.1 The inventories of raw materials, work in process, finished goods and supplies of the Corporation reflected in the Interim Balance Sheet or subsequently acquired and properly included in the Adjustment Balance Sheet are reflected therein at the lower of cost or market value in accordance with U.S. GAAP and are in all material respects, of good and marketable quality and in sufficient quantity for the conduct of the Business as presently conducted, and the reserves for obsolete or surplus inventories reflected on the Interim Balance Sheet and Adjustment Balance Sheet are and shall be adequate as at the respective dates thereof in accordance with U.S. GAAP consistently applied.

                 4.10.2 The accounts receivable of the Corporation reflected in the Interim Balance Sheet are, and the accounts receivable that will be reflected on the Adjustment Balance Sheet will be, reflected therein in accordance with U.S. GAAP and are and will be bona fide, have been and will be properly recorded in the ordinary course of the Business and represent amounts due for goods or services sold or rendered in the ordinary course of the Business. The reserves for doubtful accounts reflected on the Interim Balance Sheet and Adjustment Balance Sheet are and shall be adequate as at the respective dates thereof in accordance with U.S. GAAP consistently applied.

         4.11    ABSENCE OF MATERIAL CHANGES

                 Except as set out in SCHEDULE 4.11, the Business has been conducted since the Financial Statements Date in the ordinary course and in a manner consistent with the practices applied during the periods specified in the Financial Statements, and since the Financial Statements Date, except as set out in
                 SCHEDULE 4.11 neither the Corporation nor KMHC has:

                 4.11.1 purchased or redeemed directly or indirectly any shares of its capital stock;

                 4.11.2 issued or sold or agreed to issue or sell any shares of its capital stock or any option, warrant, conversion or other right to acquire any such share or any securities convertible into or exchangeable for such shares;

                 4.11.3 been a party to any corporate reorganization, restructuring or merger or amalgamation or amended its articles of incorporation, articles of amendment or certificates in connection therewith or by-laws;

                 4.11.4 declared or paid any dividend or declared or made any other distribution (whether in cash, stock or property) on any of the shares of its capital stock;

                 4.11.5 incurred or discharged any obligation or liability (whether accrued, absolute or contingent) other than in the ordinary course of and in a manner consistent with past practices for the Business;

                 4.11.6 entered into any transaction, contract, agreement, indenture, instrument or commitment other than in the ordinary course of and in a manner consistent with past practices for the Business;

                 4.11.7 suffered or incurred any damage, destruction, loss or liability (whether or not covered by any insurance), any strike, lock-out or other labour trouble such as slow down or work stoppage, or any loss of any of its employees, customers, suppliers or distributors which, individually or in the aggregate, has had a Material Adverse Effect;

                 4.11.8 suffered any shortage or cessation or interruption of raw materials, supplies or utilities which, individually or in the aggregate, has had a Material Adverse Effect;

                 4.11.9 made any change in its accounting principles, policies and practices as utilized in the preparation of the Financial Statements;

                 4.11.10 made any loan or advance, or assumed, guaranteed, endorsed or otherwise become liable with respect to the liabilities or obligations of any other Person, or permitted any of its assets to be subjected to any Lien;

                 4.11.11 granted to any customer any allowance or discount or changed its pricing, credit or payment policies other than in the ordinary course of and in a manner consistent with past practices for the Business;

                 4.11.12 incurred any indebtedness, liability or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary course of and in a manner consistent with past practices for the Business;

                 4.11.13 sold, leased or otherwise disposed of any of the Properties or Intellectual Property or any right, title or interest therein other than in the ordinary course of and in a manner consistent with past practices for the Business;

                 4.11.14 made any payment to, or for the benefit of, any present or former employee, director, officer or shareholder otherwise than at the regular rates payable to them, by way of salary, pension, bonus or other remuneration consistent with past practices for the Business;

                 4.11.15      taken any action which has had a Material Adverse
                              Effect;

                 4.11.16 committed to any capital expenditure project or made any investment, in either case in excess of $1,000,000 not disclosed to the Purchaser prior to the date of this Agreement or consented to by the Purchaser; or

                 4.11.17 authorized or agreed to do any of the foregoing matters referred to in this Section 4.11.

         4.12    CONTRACTS

                 4.12.1 Except as set out in SCHEDULE 1.1(CCC) OR 4.12.1, the Material Contracts have been entered into in the ordinary course of the Business and are in full force and effect. No material default, violation or breach on the part of the

                              Corporation exists in respect of the Material Contracts and, to the best of the Vendor's knowledge, no event exists which, in the case of any such default, violation or breach but for the lapse of time, the giving of notice, or both, would entitle the other contracting Person to terminate any of the Material Contracts or would have a Material Adverse Effect.

                 4.12.2 To the best of the Vendor's knowledge, there is no default, violation or breach under any of the Material Contracts on the part of the other contracting Person.

                 4.12.3 True, correct and complete copies of all Material Contracts, including any amendments thereto, have been made available to the Purchaser, along with a detailed description and explanation of all oral Material Contracts.

         4.13    INSURANCE

                 4.13.1 The Corporation and the Business and Properties are insured with financially sound and reputable insurers against claims, losses and damages from all reasonably foreseeable liabilities, hazards and risks, to such extent and in such amounts and with such deductible amounts therefrom as is customary for reasonably prudent Persons operating like businesses and owning like properties, all as provided for in and by the policies and contracts of insurance set out in
                              SCHEDULE 4.13.

                 4.13.2 All such policies and contracts of insurance are in full force and effect, and the Corporation is in good standing and compliance with respect to each such policy or contract to which it is a party. Neither the Corporation, the Vendor nor Domtar has received notice of any pending or threatened cancellation of any such insurance or of any premium increase. Except as set out in
                              SCHEDULE 4.13, there are no pending claims with respect to the Corporation against such insurance as to which insurers have asserted a reservation of rights or have denied liability, and there exists no claim under such insurance that has not been properly filed with such insurers by the Corporation or, where necessary, the Vendor or Domtar.

         4.14    TAXES

                 4.14.1 The goods and services tax and sales tax returns of the Corporation have been filed monthly with federal and state tax authorities, as the case may be, for all fiscal periods through the Financial Statements Date and thereafter through the Adjustment Date, and all deficiencies, including interest, penalties and fines thereon and adjustments thereto as a result of such filings have been paid or shall be reflected and reserved against in the Adjustment Balance Sheet. No extensions of the applicable statute of limitations period for examination of such returns have been requested or granted.

                 4.14.2 The Corporation has duly and timely filed all Tax Returns required to be filed by it and has paid all Taxes due and payable by it on or prior to the Adjustment Date or such Taxes shall be reflected and reserved against in the Adjustment Balance Sheet; such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of the Corporation or any other information required to be shown thereon. In particular, but without limitation, none of the Tax Returns contains any position which is or would be subject to penalties under Section 6661 or Section 6662 of the Code (or any corresponding provision of any state, local or foreign Tax law). Adequate provision shall be made in the Adjustment Balance Sheet for all such Taxes payable for the current year for which Tax Returns are not yet required to be filed.
                              The unpaid Taxes of the Corporation do not exceed the reserve for Tax liability set forth or included in the Financial Statements or the Interim Balance Sheet. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any of the Tax Returns or payment of any of the Taxes by the Corporation; except as set out in
                              SCHEDULE 4.14.2 or 4.18, there are no
                              investigations, examinations, reassessments, claims, actions, suits or proceedings threatened or pending against the Corporation in respect of any of the Taxes, nor are there any matters under discussion with any federal, provincial, state or local government or taxing authority, relating to any of the Taxes imposed, levied or assessed by any such government or authority.

                 4.14.3 The Corporation has withheld from each payment made to any of its former or present employees, directors, officers or shareholders all amounts which it is required by the Laws to which it is subject to withhold or deduct and has duly remitted all amounts so withheld or deducted to the proper recipients thereof within the time limits and in the manner required by such Laws.

                 4.14.4 All tax-sharing agreements or similar arrangements with respect to or involving the Corporation shall be terminated as of the Closing Date, and after the Closing Date the Corporation shall not be bound thereby or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

                 4.14.5 Except for the group of which the Corporation is currently a member and except as set out in
                              SCHEDULE 4.14.5, the Corporation has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, and any Subsidiary of the Corporation has never been a member of any other affiliated group of corporations.

                 4.14.6 All material elections with respect to Taxes affecting the Corporation as of the date hereof are set forth in SCHEDULE 4.14.6. After the date hereof, no election with respect to Taxes (other than the elections made by the Selling Parties with respect to net operating losses described on
                              SCHEDULE 4.14.6) will be made without the written consent of the Purchaser.

                 4.14.7 Except as set out in SCHEDULE 4.14.7, none of the assets of the Corporation is property which the Corporation is required to treat as being owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code, or any similar provision of any Tax law.

                 4.14.8 None of the assets of the Corporation directly or indirectly secures any debt, the interest on which is tax-exempt under Section 103(a) of the Code.

                 4.14.9 None of the assets of the Corporation is "tax-exempt use property" within the meaning of
                              Section 168(h) of the Code.

                 4.14.10 The Corporation is not a party to any agreement, contract, arrangement or plan that has resulted or would result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                 4.14.11 The Corporation is not a party to any joint venture, partnership, limited liability company, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

                 4.14.12 The Corporation is authorized to conduct business in every state in which it is conducting business, and is filing all necessary Tax Returns in all states in which it is conducting business except in either case where a failure to be so authorized or to so file would not have a Material Adverse Effect.

                 4.14.13 The Vendor will indemnify the Purchaser against and hold it harmless from any liability of the Corporation or any Subsidiary of the Corporation for Taxes of any person other than the Corporation or any Subsidiary of the Corporation under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), for any period ending prior to the Closing Date and for any costs, expenses, attorneys' fees or similar costs incurred by the Purchaser or the Corporation as a result of the assertion of such liability by any Taxing Authority.

         4.15    INTELLECTUAL PROPERTY

                 4.15.1 SCHEDULE 4.15 sets out a true and complete list of all registered patents and copyrights and all registered or unregistered trade-marks, service marks, trade-names and industrial designs (including, in each case any registrations or applications therefor) owned or actively used by the Corporation, with the exception of the trade-mark "Domcrete". With respect to any patent, copyright, trademark, service mark, trade name or industrial design listed on SCHEDULE 4.15 which is not owned in its entirety by the Corporation and included within the Intellectual Property to be transferred pursuant hereto, the Vendor has (i) identified on SCHEDULE 4.15 the owner of the subject patent, copyright, trademark service mark, trade name or industrial design and
                              (ii) delivered to the Purchaser true and correct copies of the license or other agreement authorizing the Corporation's use thereof.
                              Except as specifically disclosed on SCHEDULE
                              4.15, no rights under any such licences or agreements will be terminated, limited or otherwise adversely affected as a result of the transactions contemplated hereunder.

                 4.15.2 Except as set out in SCHEDULE 4.15, there is not any claim existing or, to the best of the Vendor's knowledge, threatened of adverse ownership, invalidity or other opposition to or conflict with any of the patents, copyrights, trade-marks, service marks, trade-names and industrial designs (including, in each case, any registrations or applications therefor) listed on
                              SCHEDULE 4.15 pursuant to Section 4.15.1 hereof, nor does the conduct of the Business by the Corporation breach any registered (or, to the knowledge of the Vendor, unregistered) patent, copyright, trade-mark, service mark, trade-name, industrial design or any other intellectual property right owned by any other Person.

         4.16    ENVIRONMENTAL MATTERS

                 Except as set out in SCHEDULE 4.16:

                 4.16.1 The Environmental Permits are all the permits, licenses, certificates and authorizations of, and registrations with, any of the Environmental Authorities pursuant to the Environmental Laws necessary to conduct the Business substantially as presently conducted. The Environmental Permits are in full force and effect and the Corporation is in substantial compliance in all respects thereunder. The Corporation is in compliance with the Environmental Laws applicable to the conduct of the Business, except to the extent such noncompliance would not constitute a Material Adverse Effect.

                 4.16.2 There is no claim, suit, action or other proceeding, including appeals and applications for review, outstanding or pending or, to the best of the Vendor's and the Corporation's knowledge, threatened against the Corporation pursuant to any of the Environmental Laws.

                              To the best of the Vendor's and the Corporation's knowledge, no facts or circumstances exist which are reasonably likely to give rise to such a claim, suit, action or other proceeding which would have a Material Adverse Effect.

                 4.16.3 The Corporation has not caused the Release of any Hazardous Substances on or from the Real Properties or the Leased Real Properties, except in such a manner or quantity as would not constitute a violation of any of the Environmental Laws or Environmental Permits or would not reasonably be expected to result in a

                              Material Adverse Effect.

                 4.16.4 The Corporation has maintained in respect of the Business records substantially in the manner and for the time periods required by the Environmental Laws and Environmental Permits.

                 4.16.5 The Vendor and the Corporation have no knowledge of any fact or circumstance that is likely to prohibit or prevent the issuance to the Purchaser of any of the permits, licenses, certificates and authorizations of, and registrations with, any of the Environmental Authorities pursuant to any of the Environmental Laws, which are necessary for the Purchaser to conduct the Business substantially as presently conducted.

                 4.16.6 The Corporation has not received any Environmental Notice pursuant to any of the Environmental Laws and, to the best of the Corporation's and the Vendor's knowledge, there are no facts or circumstances that would result in the issuance of an Environmental Notice (i) which would require that capital expenditures in excess of $1,000,000 in the aggregate be made in respect of the Business as a condition of compliance with all of the Environmental Laws or Environmental Permits, or (ii) to the effect that any of the Environmental Permits is about to be made subject to limitations or conditions or revoked.

                 4.16.7 The Vendor has delivered to the Purchaser true, correct and complete copies of all material environmental audit reports which have been prepared in respect of the Business in the five
                              (5) year period ending on the date of this Agreement by or for any of the Selling Parties and which are in the possession of any of the Selling Parties.

         4.17    EMPLOYEES, PENSION AND OTHER BENEFIT PLANS

                 4.17.1 SCHEDULE 4.17.1 lists (i) all the Employees together with their respective positions, years of employment and rates of remuneration, as at the date of this Agreement and (ii) all the Employees on Medical Leave who are receiving benefits under the Law or the Employee Plans, together with their respective entitlement under the Employee Plans, as at the date of this Agreement. All Employees who are Employees on Medical Leave (and Employees on Short-Term
                              Medical Leave) are included (without limitation) and specifically so designated on SCHEDULE 4.17.1.

                 4.17.2 Except as set out in SCHEDULE 4.17.2, the Corporation is not a party to or bound by any collective bargaining agreement or any other agreement with, or commitment to, any union of employees or any contract of employment, written or oral, with any of its Employees.

                 4.17.3       The only Employee Plans are those set out in
                              SCHEDULE 4.17.3 and except as set out in SCHEDULE
                              4.17.3 the Corporation is not a party to and it does not operate any other "employee welfare benefit plan" or "employee pension benefit plan" as respectively defined in Sections 3(1) and 3(2) of ERISA or any other employee benefit or pension plan, bonus, deferred compensation, retirement, savings, excess benefit, stock option or purchase, retention, termination, severance or incentive plan, contract, program, fund, arrangement or practice or any other trust, escrow or similar agreement related thereto with respect to any of its Employees, Retired Employees, directors, officers or shareholders or which are established or maintained by any Related Person or with respect to which the Corporation has made or is required to make payments, transfers or contributions. The Employee Plans are duly registered where required by, and are in good standing under, the Laws, and each of the pension plans thereunder is in the funding status as set out in SCHEDULE 4.17.3.

                 4.17.4 The Vendor has delivered to the Purchaser true, complete and up-to-date copies of all documents embodying or summarizing the Employee Plans including, without limitation, all amendments thereto, all funding agreements thereunder, all summaries of such Employee Plans provided by the Corporation to any of its Employees, Retired Employees, directors, officers or shareholders and all material communications received from or sent to the regulatory authorities as well as the most recent actuarial valuation filed with the regulatory authorities for each of the Employee Plans for which valuations are required.

                 4.17.5 No promise or commitment has been made by the Corporation (i) to amend any of the Employee Plans or to provide increased benefits thereunder to any of its Employees, Retired Employees, directors, officers or shareholders except pursuant to the requirements, if any, of the Employee
                             Plans or collective bargaining agreements, nor
                             (ii) to establish any new "employee welfare benefit plan" or "employee pension benefit plan" as respectively defined in Sections 3(1) and 3(2) of ERISA or any new employee benefit or pension plan or bonus, deferred compensation, retirement, savings, excess benefit, stock option or purchase, retention, termination, severance or incentive plan, contract, program, fund, arrangement or practice or any new trust, escrow or similar agreement related thereto with respect to any of its Employees, Retired Employees, directors, officers or shareholders. Except as set out in
                             SCHEDULE 4.17.5, no actual amendment to any plan, policy or arrangement referenced in this Section
                             4.17.5 has been adopted by the Vendor since the Financial Statements Date.

                 4.17.6 Each Employee Plan has been maintained, operated and administered in material compliance with its terms and all related documents or agreements and in compliance with the Laws.

                 4.17.7 All required employer contributions, premium payments and source-deducted employee contributions under the Employee Plans have been made and remitted to the funding agents thereunder including, without limitation, all current service costs and special payments within the time prescribed by any such Employee Plan and the Laws.

                 4.17.8 All insurance premiums required with respect to any Employee Plan, including any premiums payable to U.S. Pension Benefit Guarantee Corporation, have been paid, made, accrued or booked within the time prescribed by any such Employee Plan and the Laws.

                 4.17.9 All benefits, expenses and other amounts due and payable to or under any Employee Plan, and all contributions, transfers or payments required to be made to any Employee Plan, have been paid, made, accrued or booked within the time prescribed by any such Employee Plan and the Laws.

                 4.17.10 Except as set out in SCHEDULE 4.17.10, neither the Vendor nor the Corporation has taken any "contribution holiday" with respect to, or has withdrawn any amount from, the Employee Plans.

                 4.17.11 There are no material claims pending or, to the best of the Vendor's or the Corporation's knowledge, threatened by or on behalf of any of the Employee Plans or by any Employee other than routine claims for benefits.

                 4.17.12 The only Employee Plans that are subject to Title IV of ERISA are the U.S. Plan and Pension Plan for Unionized Employees of Domtar Gypsum Inc. Except as set out in SCHEDULE 4.17.12, neither the Corporation nor any Related Person would be liable for any material amount pursuant to
                              Section 4062, 4063 or 4064 of ERISA if either of such plans were to terminate as at the Adjustment Date.

                 4.17.13 Neither the Corporation nor any Related Person has incurred any material liability under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans and, to the best of the Vendor's or the Corporation's knowledge, no event or condition has occurred or exists which could result in any material liability to the Corporation, such Related Person or the Purchaser under or pursuant to Title I or IV of ERISA or such penalty, excise tax or joint and several liability provisions of the Code.

                 4.17.14 Each of the Employee Plans that is subject to the minimum funding standards of ERISA or the Code satisfies such standards under Sections 412 and 302 of the Code and ERISA, respectively, and no Employee Plan has incurred an "accumulated funding deficiency" within the meaning of such sections, whether or not waived.

                 4.17.15 Each of the Employee Plans intended to be qualified under Section 401(a) of the Code, and the trust, if any, forming a part thereof, has received a favorable determination letter from the U.S. Internal Revenue Service as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determination letter that adversely affects such qualification or tax-exempt status.

                 4.17.16 Except as set out in SCHEDULE 4.17.16, neither the Vendor nor the Corporation contributes to, nor do they have any obligation to contribute to, a multiemployer plan as defined in Section 4001(a)(3) of ERISA with regard to the Employees or Retired Employees. The Vendor shall be responsible for and shall indemnify the Purchaser against all contributions assessed relating to any such multiemployer plan for the period prior to the Closing Date and any assessment of withdrawal liability from any such multiemployer plan based on events occurring during the period prior to and including the Closing Date (including the consummation of the sale of the Purchased Shares). The Purchaser shall be responsible for and shall indemnify the Vendor against all contributions assessed relating to any such multiemployer plan for the period subsequent to the Closing Date and any assessment of withdrawal liability from any such multiemployer plan based on events occurring at any time subsequent to the Closing Date. In the event that an assessment of withdrawal liability by a multiemployer plan is based on events occurring both before and subsequent to the Closing Date, such assessment shall be divided between the Parties prorata based on the contribution base units that are lost before and after the Closing Date. The indemnities in this Section do not apply to payments made or accrued by the Corporation.

                 4.17.17 Except as set out in SCHEDULE 4.17.17, (i) there is no strike, lockout, or other labour trouble (including, but not limited to, any work slowdown or work stoppage) pending or, to the best of the Vendor's or the Corporation's knowledge, threatened which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (ii) there is no union election pending or, to the best of the Vendor's knowledge, threatened nor, to the best of the Vendor's knowledge, is any union conducting any organizing campaign with respect to any of the Employees; and (iii) there is no outstanding grievance under any collective bargaining agreement or unfair labor practice charge pending or, to the best of the Vendor's knowledge, threatened which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         4.18    LITIGATION; COMPLIANCE WITH LAWS

                 Except as set out in SCHEDULE 4.18:

                 4.18.1 there is not any suit, action, claim or other proceeding or investigation pending or, to the best of the Vendor's and the Corporation's knowledge, threatened against or affecting the

                              Corporation or to which the Corporation is a party, in or before or by any judicial, quasi-judicial, administrative or quasi-administrative court, tribunal, arbitrator, agency or other governmental body. Except as described in SCHEDULE 4.18, none of such matters, if adversely determined, is likely have a Material Adverse Effect.

                 4.18.2 there is not any order, decree, injunction or judgment of any judicial, quasi-judicial, administrative or quasi-administrative court, tribunal, arbitrator, agency or other governmental body against or affecting the Corporation.

         4.19    BANK ACCOUNTS

                 SCHEDULE 4.19 sets out the name of

                 4.19.1 each bank, trust company or other Person with which the Corporation has an account or safekeeping arrangement or safety deposit box and the names of each Person authorized to operate or who has access to such account, arrangement or box on behalf thereof; and

                 4.19.2 each Person holding a general or special power of attorney from the Corporation with a summary of the terms thereof.

         4.20    FINDER'S FEE

                 No Person has, or as a result of any of the transactions contemplated hereby shall have, as a result of any commitment of the Vendor towards such Person any right, interest or claim against or upon the Purchaser or the Corporation or any of their respective properties for any commission, fee or other compensation as broker or finder or for services in any similar capacity.

         4.21    FULL DISCLOSURE

                 The Vendor has made or caused to be made due enquiry with respect to each of the representations and warranties contained in this Agreement and in any other agreement delivered by the Vendor to the Purchaser pursuant hereto and for the purposes hereof and none of the same intentionally contains any untrue statement of a material fact or intentionally omits to state a material fact necessary to make any of the representations or warranties contained herein not misleading.

         4.22    CONSENTS AND APPROVALS; PERMITS

                 Except as set forth in SCHEDULE 4.22 and except for filings required under the HSR Act, no consent, exemption, approval of, or filing with, any governmental body, agency, authority or court (whether foreign or domestic) or any other Person is required for the execution and delivery of this Agreement, the sale of the Purchased Shares pursuant hereto, or the consummation of the other transactions contemplated hereby.

         4.23    GYPSUM ROCK RESERVES

                 SCHEDULE 4.23 sets forth a true, complete and correct report, as of the date thereof, of all reserves of gypsum rock (i) owned by the Corporation or (ii) owned by Domtar and to be transferred to the Purchaser pursuant to the Asset Purchase Agreement.

ARTICLE 5.       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Vendor as follows:

         5.1     INCORPORATION AND AUTHORIZATION

                 The Purchaser is a corporation duly incorporated, organized, validly existing and in good standing under the laws of Georgia and has full capacity, power and authority, corporate and otherwise, to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby, and has been duly authorized to execute and become a party to this Agreement and to consummate the transactions provided herein or pursuant hereto.

         5.2     Enforceability of the Agreement

                 5.2.1 This Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, except that the enforcement hereof may be limited by bankruptcy, insolvency, arrangement, reorganization, moratorium or other similar laws relating to creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                 5.2.2 Neither the entering into of this Agreement nor the consummation by the Purchaser of any of the transactions contemplated hereby shall, with or without the giving of notice or the lapse of time, or both, result in the violation of any of the provisions of the articles of incorporation, articles of amendment, certificates in respect thereto, or by-laws of the Purchaser or of any written shareholders agreement or shareholders, stock or voting trust to which the Purchaser is a party or any Law to which the Purchaser is subject.

                 5.2.3 There are no judicial, quasi-judicial, administrative, quasi-administrative or arbitration proceedings pending against the Purchaser which, if adversely determined, may interfere with the purchase of or payment for the Purchased Shares or the consummation of any of the transactions herein provided.

         5.3     INVESTMENT REPRESENTATION

                 The Purchased Shares are purchased by the Purchaser for its own account and not with a view to, or for sale in connection with, any distribution thereof that would require registration under the Securities Act, or any other Laws in respect of securities, nor with any intention of reselling or granting any participation in all or any part of the Purchased Shares to any Person in a transaction that would violate the Securities Act or any other Laws (including, without limitation, those in respect of securities) or this Agreement.

         5.4     FINDER'S FEE

                 No Person has, or as a result of any of the transactions contemplated hereby shall have, as a result of any commitment of the Purchaser towards such Person, any right, interest or claim against or upon the Vendor or any of its respective properties for any commission, fee or other compensation as broker or finder or for services in any similar capacity.

ARTICLE 6.       NON-COMPETITION

         6.1     NON-COMPETITION

                 From and after the Closing Date, neither Domtar nor the Vendor shall, for a period of five (5) years, on its own behalf or on behalf of any other Person, directly or indirectly, in any capacity whatsoever including, without limitation, as employer, principal, mandator, agent, mandatary, joint venturer, partner, shareholder or other equity holder, independent contractor, manufacturer, seller, licensor, licensee, franchisor, franchisee, distributor, consultant, supplier or trustee or by or through any Person, conduct or be engaged in or have financial interests in any gypsum wallboard business in the United States of America or in Canada. The Parties intend that the covenant contained in the preceding sentence of this Section 6.1 shall be construed as a series of separate covenants, one for each county and Province of the United States of America or Canada, as the case may be, and except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding sentence. In the event that in any judicial proceeding, a court should refuse to enforce any of the separate covenants deemed included in this Section 6.1, it is the intent of the Parties that the breadth of such covenant be reduced to the maximum legally allowable parameters rather than such covenant being deemed totally unenforceable or invalid.
                If such a reduction is not feasible, it is the intent of the Parties that the unenforceable covenant be deemed eliminated from these provisions for the purpose of those proceedings only to the extent necessary to permit the remaining separate covenants to be enforced.

         6.2     PERMITTED ACTIVITIES

                 Notwithstanding the provisions of Section 6.1 hereof, the Vendor shall not be prohibited from owning an interest, as passive investor, in any gypsum wallboard business provided that the interest owned, whether directly or indirectly, by the Vendor in such business, if any, shall not exceed 10% of all the outstanding equity securities of any Person whose equity securities are listed on a recognized securities exchange and with whom the Vendor does not have any connection whatsoever except for such ownership interest.

         6.3     LIMITED EXCEPTION FOR INCIDENTAL ACQUISITIONS

                 Notwithstanding the provisions of Section 6.1 hereof, neither the Vendor nor Domtar shall be prohibited from acquiring assets (or a controlling stock interest) of a Person where the assets of such Person include gypsum wallboard assets (the "ACQUIRED GYPSUM ASSETS"), provided that if the gross revenues generated by Acquired Gypsum Assets during the last full fiscal year period ("GROSS REVENUES") exceed $35,000,000, the Vendor or Domtar, as the case may be (the "ACQUIROR"), shall offer to sell the Acquired Gypsum Assets to the Purchaser. Such offer to the Purchaser shall be made by the Acquiror promptly upon the execution by the Acquiror of a binding agreement to purchase such assets (but in no event less than 30 days prior to closing the acquisition contemplated by such agreement). If the Purchaser elects to purchase the Acquired Gypsum Assets, the Acquiror and the Purchaser shall negotiate in good faith the price to be paid by the Purchaser to the

                 Acquiror for the Acquired Gypsum Assets.  If the
                 Acquiror and the Purchaser cannot agree upon the terms and conditions of such sale, then the Acquiror shall use its commercially reasonable efforts to sell the Acquired Gypsum Assets to a third party within two years after negotiations with the Purchaser cease, but no such sale shall be on terms and conditions in the aggregate more favorable to the third party than those offered to the Purchaser. If the Gross Revenues are less than or equal to $35,000,000, then the Acquiror need not offer the Acquired Gypsum Assets to the Purchaser, but if the Acquiror determines to sell the Acquired Gypsum Assets prior to the fifth anniversary of the Closing, the Acquiror shall first offer the Acquired Gypsum Assets to the Purchaser following the procedures set out in the preceding sentences of this Section 6.3.

ARTICLE 7.       COVENANTS OF THE PARTIES

         The Parties, as specified in this Article 7, covenant and agree as follows:

         7.1     MAINTENANCE AND PRESERVATION OF BUSINESS

                 From and after the date hereof to the Closing Date or the date of termination of the Parties' obligation to close under this Agreement, the Vendor and the Corporation covenant to the Purchaser that, except as may be specifically approved in writing by the Purchaser, the Business will be conducted, and the Corporation and KMHC will operate their respective businesses, only in the ordinary course and substantially in the same manner as presently conducted, will not make or institute any new methods, principles or practices of manufacture, purchase, sale, lease, management, accounting or operation except in the ordinary course of business, and will use their commercially reasonable efforts with due diligence to (i) maintain their business organizations, and (ii) maintain their relationships with and the goodwill of their suppliers, distributors, licensors, customers and others having business relations with them, so as to maintain the goodwill and ongoing business of the Corporation. By way of illustration and not by way of limitation of the foregoing:

                 (A) The Corporation shall manage its working capital, including receivables, other current assets, trade payables and other current liabilities, in a fashion consistent with past practice, including by selling inventory and other property in an orderly and prudent manner and paying outstanding obligations, trade accounts and other indebtedness as they come due.

                 (B) The Corporation shall maintain its assets in good condition and repair.

                 (C) The Corporation shall not, without the prior written approval of the Purchaser, take any of the following actions:

                          (I)              dispose of any assets, other than
                                           (x) sales of inventory in the
                                           ordinary course of business and (y)
                                           Excluded Assets;

                          (II) subject any of its assets to any Lien, except Permitted Encumbrances;

                          (III) make any payments to, or for the benefit of, any present or former employee, director, officer or shareholder otherwise than at the regular rates payable to them, by way of salary, pension, bonus or other remuneration consistent with past practices for the Business;

                          (IV) amend its articles of incorporation, articles of amendment, or certificates in connection therewith or by-laws;

                          (V) incur, assume or guarantee any obligation or liability for borrowed money, or exchange, refund or renew any outstanding indebtedness in such a manner as to reduce the principal amount of such indebtedness and increase the rate or balance outstanding;

                          (VI)             cancel any debts;

                          (VII) solicit or entertain any offer for, or sell or agree to sell, or participate in any business combination with respect to, any of the Purchased Shares;

                          (VIII) do any act or fail to do any act, where such act of failure to act will cause a breach of any representation, warranty or obligation contained in this
                                           Agreement or any obligation
                                           contained in any Material Contract;

                          (IX) commit to any capital expenditure project or make any investment, in either case in excess of

                                           $1,000,000 not disclosed to the
                                           Purchaser prior to the date of this
                                           Agreement;

                          (X) organize any Subsidiary, acquire any capital stock or other equity securities of any corporation, or acquire any equity or other ownership interest in any business; or

                          (XI)             enter into any transaction,
                                           contract, agreement, indenture,
                                           instrument or commitment other than
                                           in the ordinary course of and in a
                                           manner consistent with past
                                           practices for the Business.

                 Notwithstanding the foregoing or any other provision of this Agreement, each of the Corporation and KMHC may give to any of the present and former directors and/or officers of itself or any of its predecessor corporations a full release from all its respective claims against them, whether past, present or future, actual, contingent or otherwise.

         7.2     NOTICE OF CESSATION IN ORDINARY COURSE

                 The Vendor shall promptly notify the Purchaser of the occurrence or existence of any event or circumstance on or prior to the Closing Date by reason of which the Business has ceased to be conducted as provided for in Section 7.1 or by reason of which the representations and warranties made by the Vendor, Domtar or the Corporation herein have ceased to be true and correct in any material respect.

         7.3     ACCESS FOR THE PURCHASER

                 The Vendor shall cause the Corporation to, and the Corporation shall, permit the Purchaser by its duly appointed employees, officers and consultants at any time and from time to time prior to the Closing Date, during reasonable business hours and without unreasonably affecting the conduct of the Business in the ordinary course, to make such investigation of the Business, Intellectual Properties, Properties and Leased Real Properties and of its financial and legal condition as the Purchaser may deem necessary or advisable in order to become familiar with the Business, Intellectual Properties, Properties and Leased Real Properties including, without limitation, full access to all premises at which the Business is conducted and produce or cause to be produced for inspection by the Purchaser, its employees, officers and consultants, all title documents, title deeds, share certificate books, share registers, articles of incorporation, articles of amendment and certificates in connection therewith, by-laws, books and records of the Corporation, agreements, contracts, leases, licenses, insurance policies, pension and benefit plans, documents relating to pending lawsuits and all other information which in the reasonable opinion of the Purchaser or its said employees, officers or consultants is required to make an examination of the Corporation, Business, Intellectual Properties, Properties and Leased Real Properties and to verify the accuracy of Vendor's and the Corporation's representations and warranties contained herein.

         7.4     MAINTAIN INSURANCE

                 7.4.1 The Vendor, Domtar and the Corporation shall take all actions necessary to continue to maintain in full force and effect until the Closing Date all policies of insurance with respect to the Corporation and the Business in effect on the Financial Statements Date or duly renew the same upon substantially the same terms and conditions. The Vendor, Domtar and the Corporation will cooperate fully with the Purchaser and take such actions (including, without limitation, placing insurance carriers on notice of this Agreement and/or providing or seeking necessary consents) as the Purchaser may reasonably request to ensure that from and after the Effective Time, the Purchaser will be entitled to make claims (or receive the proceeds of claims) under all insurance policies (whether in the name of the Corporation, Domtar or any other Person) which insure or have insured the Corporation, the Business or the Properties and which are in effect or were in effect at any time prior to the Effective Time.

                              In furtherance of the foregoing, the Vendor, Domtar and the Corporation

                              (a)     will take all reasonable measures to
                                      identify and make copies available to the Purchaser of all historical policies of insurance with respect to the Corporation and Business and, at the Purchaser's expense, all predecessor corporations and businesses which were owned by the Corporation and Business;

                              (b)     agree to make all reasonable and
                                      necessary attempts to purchase, at the
                                      Purchaser's expense, extended reporting
                                      coverages or the equivalent thereof for
                                      five (5) years from the Closing Date for all current claims made or modified claims made coverages of the

                                      Corporation and Business including
                                      without limitation all casualty,
                                      liability and directors and officers
                                      coverages and shall give periodic status reports to the Purchaser concerning such attempts; and

                              (c)     agree not to release any insurance
                                      policies which provide or have provided
                                      coverage applicable to the Corporation or the Business without the prior written consent of the Purchaser.

                 7.4.2 The Vendor and the Purchaser acknowledge that the policies of insurance applicable to the Corporation are not necessarily exclusive to the Corporation and that certain coverages and limits may be impaired by claims arising from other companies currently or previously owned by Domtar; however, the Vendor will notify the Purchaser of all such claims and impairment as soon as reasonably practicable. The Vendor and Domtar make no representations or warranties in respect of any policy of insurance and shall not be responsible for any allocations, determinations as to coverage or lack thereof or any decision or interpretation made by insurers or their agents with respect thereto. The Purchaser and the Corporation shall be responsible for any retrospective premiums and associated third party administrator and insurer management and administration costs allocable to the claims experience of the Corporation. The Purchaser recognizes and accepts that the Vendor has in the past and may in the future compromise rights and claims in good faith which may have an effect on the consumption of aggregate insurance limits and the allocation of retrospective premiums.

                 7.4.3 As soon as practicable after the Closing Date, but no later than thirty (30) Business Days after the Closing Date, the Vendor and the Purchaser shall enter into an agreement setting forth the procedures for implementation and administration of the entitlements and responsibilities provided for by this Section 7.4.

         7.5     CORPORATE PROCEEDINGS FOR TRANSFER

                 The Vendor shall cause the Corporation to take all necessary steps and proceedings as may be reasonably considered appropriate by the Purchaser's Counsel in order that the Purchased Shares be duly and regularly transferred to the Purchaser as at the Effective Time.

         7.6     ADJUSTMENT BALANCE SHEET

                 The Vendor shall deliver to the Purchaser the Adjustment Balance Sheet as provided for in Section 3.2.4.

         7.7     TAX ASSISTANCE

                 After the Closing Date, the Vendor shall furnish or cause to be furnished to the Purchaser, upon request, such information with respect to the Corporation as is reasonably necessary for the Purchaser for the preparation and filing of any Tax Return, for the preparation for any tax audit or for the prosecution or defence of any proceeding or proposed adjustment with respect to taxes of the Corporation or the Purchaser.

         7.8     HAZARDOUS WASTE

                 Prior to the Closing, the Vendor and the Corporation shall properly remove and dispose of all Hazardous Waste which may be located at the Corporation's facility at Long Beach, California.

         7.9     OPERATION OF BUSINESS AFTER SECOND FIXTURE DATE

                 If the Closing does not occur on or before the Second Fixture Date, the adjustment to the Purchase Price shall be determined on the Second Fixture Date pursuant to Section 3.2 hereof. In such event, from and after the Second Fixture Date,

                 (i) the Vendor and the Corporation covenant to the Purchaser that, except as otherwise specifically approved in writing by the Purchaser, the business will be conducted, and the Corporation and KHMC will operate their respective businesses, as provided in Sections 7.1, 7.2, 7.3 and 7.4;

                 (ii) the Vendor and the Corporation will hold in trust, for the account of the Purchaser, all of the earnings and profits of the Business, and shall deposit such earnings and profits in one or more interest-bearing bank accounts as the Purchaser may direct;

                 (iii) the Corporation may expend funds included in such earnings and profits to permit the Corporation and KHMC to carry out their obligations under Sections 7.1(a) and (b); and

                 (iv) in the event that the Corporation determines that is necessary to make any capital expenditures with respect to the Business, (whether above or below the threshold amount specified in Section 7.1), it shall promptly give notice of such expenditure to the Purchaser, and if the amount of such expenditure exceeds said threshold amount, shall request the Purchaser's approval of such capital expenditure.

                 In the event the Closing Date occurs after the Second Fixture Date, then the provisions of Section 10.1.1.3, and all of the provisions of Sections 10.1.2 - 10.1.10 and Sections 10.2.1 -
                 10.2.6 shall be satisfied as provided therein, and the Closing shall occur as provided in Article 12 hereof.

ARTICLE 8.       ADDITIONAL COVENANTS OF THE PARTIES

         The Parties, as specified in this Article 8, further covenant and agree as follows:

         8.1     TAX RETURNS ASSISTANCE

                 After the Closing Date the Purchaser shall furnish or cause to be furnished to the Vendor, upon request, such information with respect to the Corporation as is reasonably necessary for the Vendor for the preparation and filing of any Tax Return, for the preparation for any tax audit or for the prosecution or defence of any proceeding or proposed adjustment with respect to taxes of the Vendor. Without limiting the generality of the foregoing provisions of this Section 8.1, the Purchaser shall furnish or cause to be furnished to the Vendor, upon request, tax packages with respect to the Corporation on schedules to be provided by the Vendor for the periods from January 1, 1995 through December 31, 1995 and from January 1, 1996 through the Closing Date. Each such tax package shall be completed and delivered by the Purchaser to the Vendor within sixty (60) days after receipt thereof by the Purchaser. The Purchaser shall cooperate with the Selling Parties with regard to the elections to be made by the Selling Parties described on SCHEDULE 4.14.6.

                 The Purchaser's obligations under this Section 8.1 are conditional on the Purchaser's prior receipt of copies of all Tax Returns for periods ending prior to the Closing Date.

         8.2     USE OF NAME

                 The Purchaser shall not use nor allow any of its Affiliates or Subsidiaries including, without limitation, the Corporation to use, directly or indirectly, the name "Domtar" or the prefix "Dom" as a trade-mark, service mark or trade-name in connection with any product or service offered by the Business from and after the Closing Date except as permitted by the Trademarks Agreement between Domtar and the Purchaser executed pursuant to the Asset Purchase Agreement.

                 EMPLOYEES

                 8.3.1        VENDOR PLANS

                              The Parties acknowledge that some of the Employee Plans covering Employees or Retired Employees of the Corporation prior to the Effective Time are maintained by the Vendor for the benefit of its employees as well as those of the Corporation ("VENDOR PLANS") (SCHEDULE 4.17.3 shall designate which Employee Plans are the Vendor Plans). In general, with respect to benefits provided by such plans (except as may be otherwise specifically provided in this Section 8.3), the Vendor agrees to retain all benefits obligations under the Vendor Plans with respect to the Employees and Retired Employees accruing prior to the Effective Time. In particular, but without limitation, the Vendor Plans which are employee welfare plans shall be responsible for the following benefits payments, subject to the terms and conditions of particular plan: (i) claims for health care benefits with respect to expenses incurred by, services performed for or supplies or pharmaceuticals provided to Employees and Retired Employees and their covered dependants prior to the Effective Time; and (ii) claims for life insurance, accidental death and dismemberment and short- and long-term disability benefits with respect to death, disability or injury arising or occurring prior to Effective Time. In all cases, the amount and types of benefits payable shall be determined in accordance with the terms of the affected Vendor Plan, and benefits payable for Employees shall be for the account of the Corporation.

                 8.3.2        EMPLOYEES ON MEDICAL LEAVE

                              The Vendor will indemnify and hold the
                              Corporation and the Purchaser harmless against the costs of all benefits payable under Employee Plans (i) to Employees on Long-Term Medical Leave as at the Effective Time and (ii) Employees on Short-Term Medical Leave as at the Effective Date who thereafter go directly to the status of Employees on Long-Term Medical Leave (in each case other than benefits payable with Employee Plan assets specifically transferred to the Purchaser for this purpose).

                 8.3.3        KEY EMPLOYEE RETENTION PROGRAM

                              All bonuses, if any, payable pursuant to the Vendor's "Key Employee Retention Program" set out in SCHEDULE 8.3.3 (including any special bonus noted on that Schedule), which shall not be accrued in the Adjustment Balance Sheet except to the extent that such bonuses required to be paid under such Program in the aggregate exceed the Total Cost set out on SCHEDULE 8.3.3, shall be paid by the Purchaser to said Employees within a period of thirty (30) days from and after the date of their entitlement thereto pursuant to said Program.

                 8.3.4        EMPLOYEE SHARE PURCHASE AND EXECUTIVE STOCK
                              OPTION PLANS

                              The Vendor shall indemnify and hold the
                              Corporation and the Purchaser harmless against any and all claims, obligations and liabilities of Employees and Retired Employees under the Employee Share Purchase and Executive Stock Option Plans covering Employees and Retired Employees prior to the Effective Time and acknowledges that the Purchaser is not responsible for any compensation or benefits under such plan.

                 8.3.5        U.S. 401(K) PLAN

                              Effective as of the Effective Time, the Purchaser shall designate a defined contribution plan or plans (the "PURCHASER'S SAVINGS PLANS") to cover those Employees who participated in the U.S. 401(k) Plan as at the Effective Time (other than Employees on Long-Term Medical Leave). The Purchaser's Savings Plans shall meet the requirements of Sections 401(a) and 401(k) of the Code and shall recognize the service of the affected Employees with the Corporation prior to the Effective Time for all purposes under such plans, to the extent credited under the terms of the U.S. 401(k) Plan (as in effect on the Effective Time). As soon as practicable after the Effective Time and when all applicable requirements under the Laws have been met (but no later than 150 days thereafter), the Vendor shall transfer, or cause to be transferred, to the Purchaser's Savings Plans an amount (the

                              "AGGREGATE ACCOUNT BALANCES"), calculated as of the Effective Time and adjusted as provided below in this Section 8.3.5, in cash (and the notes representing loans to the affected Employees), equal to the total of the individual account balances (the "ACCOUNT BALANCES") of the affected Employees under the U.S. 401(k) Plan, reduced by the amount of any distributions to the affected Employees made in accordance with the terms of the U.S. 401(k) Plan between the Effective Time and the date of the transfer of such Employees' Account Balances. The Aggregate Account Balances shall be increased or decreased by the amount of any actual earnings or losses on each individual account of the affected Employees included therein from the Effective Time to the date of the transfer of the Aggregate Account Balances, which earnings or losses shall be credited or debited to the appropriate accounts. The affected Employees who have loans outstanding under the U.S. 401(k) Plan at the Effective Time shall have the right to periodically repay such loans in accordance with their terms while such persons are employed by the Purchaser. Effective upon the transfer of the Aggregate Account Balances to the Purchaser's Savings Plans, the Purchaser and such Purchaser's Savings Plans shall assume all liabilities of the U.S. 401(k) Plan with respect to such Aggregate Account Balances. Prior to such transfer, the Vendor shall be responsible for the administration of the U.S. 401(k) Plan accounts of participants whose accounts will be transferred to the Purchaser's Savings Plans in accordance with this Section 8.3.5 and shall retain all fiduciary responsibility under ERISA with respect to such funds. The Purchaser and the Vendor agree to cooperate in developing procedures to facilitate the administration of loans during the period between the Effective Time and the date of the actual transfers and in implementing the transfer of the Aggregate Account Balances as contemplated in this section.

         8.4     PENSION PLANS

                 8.4.1 Subject to the completion of the transfers contemplated in Section 8.4.2 hereof, the Purchaser shall designate an employee pension benefits plan ("Purchaser's Pension Plan") to assume all responsibility for all pension benefits accrued by the Employees (excluding, however, any Employee on Long-Term Medical Leave at the Effective Time) and Retired Employees under the U.S. Plan.

                 8.4.2 Subject to the qualification of the Purchaser's Pension Plan and all necessary approvals and further subject to the provisions of this Section 8.4, the Vendor shall transfer or cause to be transferred to the Purchaser's Pension Plans from the U.S. Plan, the amounts determined in accordance with this Section 8.4 with respect to all the benefits accrued by the Employees (excluding, however, any Employee on Long-Term Medical Leave) and Retired Employees under the U.S. Plan up to the Effective Time, such transfer to occur no later than ninety (90) Business Days after the actuarial matters have been settled and all regulatory requirements have been met.

                 8.4.3 The Parties confirm that upon the completion of the transfer contemplated in Section 8.4.2 hereof, the Vendor and the U.S. Plan shall be completely discharged of all of their respective obligations with respect to the pension benefits accrued by the Employees and Retired Employees with respect to whom transfers are made under the said plans up to the Effective Time. Prior to the completion of such transfers, the Vendor and U.S. Plan shall remain responsible for the administration of, and liable for all fiduciary and other obligations with respect to, the benefits due to Employees and Retired Employees.

                 8.4.4 As soon as practicable after the Closing Date, but no later than sixty (60) Business Days after the Closing Date, the Vendor shall initiate the procedure leading to the division of the U.S. Plan in order to allow for the transfer, in compliance with the requirements of the Code, of the amounts contemplated in Section 8.4.2 hereof (the "AMOUNTS").

                 8.4.5 The Vendor shall be responsible for the division of the U.S. Plan in accordance with the Law, including the preparation of the relevant actuarial reports. These reports shall be completed within a period of five (5) months from and after the Effective Time and a copy of these reports shall be delivered to the Purchaser for review and approval by the Purchaser's actuary prior to their filing with the relevant regulatory authorities. The Purchaser's actuary shall have sixty (60) Business Days from receipt of such actuarial reports to complete its review pursuant to the standards set forth in Section
                              8.4.8 and to report its findings to the Purchaser and the Vendor. No filing with any regulatory body of any kind (including for greater certainty, but without limitation, actuarial reports) regarding the division of the Vendor Pension Plans may be made without prior review and approval of the entire filing by the Purchaser.

                 8.4.6 Until the transfer of the Amounts is completed pursuant to Section 8.4.2 hereof, the Vendor shall administer all benefits accrued to the Employees and Retired Employees, and shall make all benefits payments, under the U.S. Plan and the Amounts shall be adjusted accordingly as at the date of the actual transfer.

                 8.4.7 The Vendor shall not make, without the prior written consent of the Purchaser, any modification to the U.S. Plan between the Effective Time and the date of the actual transfer of the Amounts (the "TRANSITIONAL PERIOD"), if such modifications would change in any way the terms and conditions affecting the accrued benefits to be transferred to the Purchaser's Employee Plans (including for greater certainty, but without limitation the benefits of the affected Employees and Retired Employees or the contributions with respect to such benefits) or would otherwise affect the calculation of the Amounts. Notwithstanding anything in this
                              Section 8.4.7 to the contrary, if a change proposed by the Vendor is mandated by the Law, the Vendor need not obtain the Purchaser's prior approval (but prior notice is still required) unless the latest effective date of the change permitted by Law (as applied to the Vendor Pension Plan in question) falls more than sixty
                              (60) days after the date on which the requirement of the Law was first published or the requirement of the Law may be satisfied in more than one way.

                 8.4.8 For the purpose of Section 8.4.2 hereof, the Amounts shall equal the projected benefit obligation in respect of the accrued benefits as of the Effective Time of the affected Employees and Retired Employees. The Amounts shall be determined as at the Effective Time using the same funding actuarial methods and assumptions used in the actuarial valuations of the U.S. Plan as at January 1, 1995.

                              Initial calculations shall be performed by the Vendor's actuary using the actuarial assumptions and the methods referred to in this Section 8.4.8 within six (6) months after the Effective Time and shall be submitted for review and approval to the Purchaser's actuary. The Purchaser's actuary shall have sixty (60) days to review the calculations and report back to the Parties. If the Purchaser's actuary contests the Vendor's actuary's calculations, a final determination shall be made by an independent third party actuary acceptable to the Parties, and each Party shall be responsible for one half of the cost of such final determination by such independent third party actuary.

                 8.4.9 During the Transitional Period, the Amounts and all adjustments thereof shall be adjusted as follows:

                          (i) for the period ending on the date of determination of the last known rate of return of the pension fund of the relevant Vendor's Pension Plan (the "INITIAL PERIOD"), the rates of return of the pension fund of said relevant Vendor's Pension Plan; and

                          (ii) from the end of the Initial Period to the date of the actual transfer of the Amounts, at the investment return rate used in the actuarial assumptions referred to in Section 8.4.8.

                              The transfer of the Amounts and the adjustments shall be made in kind and in cash as determined in SCHEDULE 8.4.9. If any portion of the Amounts is transferred in kind, the assets shall be valued for purposes of the transfer at the market value as of the close of business on the market day immediately preceding the transfer.

                 8.4.10 The Vendor shall indemnify and hold the Purchaser and the Purchaser's Employee Plans against any claims, liabilities and expenses (including, for greater certainty and without limitation, attorney's fees) arising from the failure of the U.S. Plan or the U.S. 401(k) Plan to be in compliance with applicable Law (including, without limitation, those pertaining to qualification standards and favorable tax treatment of qualified plans) at the time of the assets transfers contemplated in Sections 8.3.5 and 8.4.

         8.5     AFFIDAVITS FOR TITLE INSURANCE

                 The Corporation will cooperate with the Purchaser with respect to obtaining real property title insurance in accordance with
                 Section 10.1.6, including providing owner's affidavits and taking other actions as may reasonably be requested by the Purchaser.

         8.6     NO INTERFERENCE

                 The Purchaser shall not take any action prior to the Closing which would negatively impact the ability of the Vendor and the Corporation to operate the Business or to comply with their obligations under Section 7.1 or other provisions of this Agreement. After the Closing, the Parties shall cooperate and not interfere with one another in the efforts of Domtar, the Vendor and Public Service Electric & Gas to clean-up the Camden facility under the Administrative Consent Order issued under the New Jersey Environmental Clean-up Responsibility Act, as amended, and related statutes, with due allowance for the operation of the facility.

         8.7     GUARANTEES, LETTERS OF CREDIT, ETC.

                 (a) The Vendor and Domtar will use their reasonable efforts to replace, renew or extend any surety bonds, letters of credit or corporate guarantees previously provided by the Vendor or Domtar which are required to operate the Business in the ordinary and usual course and to preserve in all material respects the Business intact (the "SUPPORT INSTRUMENTS"). The Vendor and Domtar shall continue any such arrangements with respect to the Business until the Purchaser obtains such surety and letter of credit arrangements with existing or replacement surety companies or financial institutions or provides substitute guarantees (but in any event such obligation shall not continue for a period exceeding 6 months from Closing).

                 (b) The Purchaser shall (i) reimburse the Vendor for the cost of the Support Instruments continued after the Closing Date, (ii) indemnify and hold harmless the Vendor with respect to all Support Instruments in existence at the Closing Date or thereafter with respect to the Business, and (iii) promptly undertake to have the Vendor and Domtar released from all such Support Instruments, in each case to the extent they relate to the Business.

ARTICLE 9.       ANTITRUST AND COMPETITION REGULATORY APPROVALS

         9.1     OBTAINING APPROVALS

                 The Purchaser and the Vendor shall prepare and file promptly, with all reasonable diligence, all notifications, forms, reports and other documents, and shall take and complete promptly, with all reasonable diligence, all steps, measures and procedures, as may be required by any federal, state, provincial or local governmental authority, as the case may be (the "ANTITRUST AUTHORITY"), for the purpose of obtaining all permits, consents, orders or approvals required under the applicable federal, state, provincial or local antitrust and competition laws (the "ANTITRUST LAWS") including, without limitation, the HSR Act, for the purpose of the consummation of the transaction contemplated hereby; provided that the Vendor shall not be obligated to modify the scope or terms of the transaction or to undertake any obligations with respect to the Corporation or any Subsidiary thereof or the assets of any thereof beyond those already required by other sections of this Agreement. Without limiting the generality of the foregoing provisions of this Section, the Purchaser shall:

                 9.1.1 take promptly, with all reasonable diligence, any and all of the following actions to the extent reasonably required to eliminate any objections on the part of any Antitrust Authority regarding the legality under any Antitrust Law of the Purchaser's acquisition of the Purchased Shares in accordance with the terms of this Agreement, namely, making proposals, executing and carrying out agreements and submitting to judicial or administrative orders, providing for the sale or other disposition, or the holding separate (though the establishment of a trust or otherwise) of particular assets or categories of assets or businesses of any of the Purchaser and the Corporation or any Subsidiary thereof, as the case may be, or, pending completing of any of the foregoing actions, the holding separate (through the establishment of a trust or otherwise) of the voting securities of the Corporation or any Subsidiary thereof, as the case may be;

                 9.1.2 use all reasonable efforts to prevent the entry in a judicial or administrative proceeding brought under any Antitrust Law by any Antitrust Authority of any permanent or preliminary injunction or other order that would make the consummation of the acquisition of the Purchased Shares in accordance with the terms of this Agreement unlawful or would prevent or unreasonably delay it, including, without limitation, taking the steps contemplated in
                              Section 9.1.1;

                 9.1.3 take promptly, with all reasonable diligence, in the event that such an injunction or order has been issued in such a proceeding, any and all steps, including, without limitation, appeal thereof, the posting of a bond or the steps contemplated in Section 9.1.1, necessary to vacate, modify or suspend such injunction or order so as to permit the consummation of the acquisition of the Purchased Shares in accordance with the terms of this Agreement as nearly as possible on the timetable contemplated by this Agreement; and

                 9.1.4 take promptly, with all reasonable diligence, all other actions and do all other things reasonably necessary and proper to avoid or eliminate each and every impediment under any Antitrust Law which may be asserted by any Antitrust Authority, to the consummation of the acquisition of the Purchased Shares in accordance with the terms of this Agreement.

         9.2     DEALINGS WITH AUTHORITY

                 Nothing in this Agreement shall be deemed to limit the ability of the Purchaser to contest, in any appropriate administrative or judicial forum, any effort of any Antitrust Authority to require the divestiture by the Purchaser of particular assets or categories of assets or businesses of any of the Purchaser and the Corporation or any Subsidiary thereof, or the holding separate (through establishment of a trust or otherwise) of the voting securities of the Corporation or any Subsidiary thereof; provided, however, that the Purchaser shall take such steps to hold separate the acquired businesses as may be reasonably necessary (and after the entry of an injunction or other order described in Section 9.1.2, as may be necessary) to permit the completion of the transactions contemplated by this Agreement.

                 The Purchaser shall not agree with the Antitrust Authority to postpone the consummation of the transaction without the prior written consent of the Vendor, which consent shall not be unreasonably withheld.

ARTICLE 10.      CONDITIONS OF CLOSING

         10.1    PURCHASER'S CONDITIONS

                 The purchase and sale of the Purchased Shares is subject to the following terms and conditions for the exclusive benefit of the Purchaser to be fulfilled and performed on or prior to the Closing Date:

                 10.1.1       REPRESENTATIONS AND WARRANTIES REMAIN CORRECT

                              10.1.1.1 If the Closing Date occurs on or before the First Fixture Date, each of the representations and warranties of the Selling Parties contained in this Agreement shall be true and correct in all material respects on and as at the Closing Date (except as such representations and warranties may have been affected by the occurrence of events or circumstances occurring in contemplation of the consummation of the transactions provided for hereunder) with the same force and effect as though such representations and warranties had been made on and as at such date and the Purchaser shall have received on the Closing Date a certificate dated the Closing Date, in form satisfactory to the Purchaser's Counsel, signed by the President of the Vendor, to the effect that such representations and warranties are true and correct on and as at the Closing Date with the same force and effect as though made on and as at such date.

                              10.1.1.2 If the Closing Date occurs after the First Fixture Date but on or before the Second Fixture Date, each of the representations and warranties of the Selling Parties contained in this Agreement shall be true and correct in all material respects on and as at the First Fixture Date and each of the First Core
                                           Representations shall be true and
                                           correct in all material respects on
                                           and as at the Closing Date (in each
                                           case except as such representations
                                           and warranties may have been
                                           affected by the occurrence of events
                                           or circumstances occurring in
                                           contemplation of the consummation of
                                           the transactions provided for
                                           hereunder) with the same force and
                                           effect as though such
                                           representations and warranties had
                                           been made on and as at the First
                                           Fixture Date or the Closing Date, as
                                           the case may be, and the Purchaser
                                           shall have received on the Closing
                                           Date a certificate dated the Closing
                                           Date, in form satisfactory to the
                                           Purchaser's Counsel, signed by the
                                           President of the Vendor, to the
                                           effect that such representations and
                                           warranties are true and correct on
                                           and as at the First Fixture Date or
                                           the Closing Date, as the case may
                                           be, with the same force and effect
                                           as though made on and as at such
                                           dates.

                              10.1.1.3 If the Closing Date occurs after the Second Fixture Date, each of the representations and warranties of the Selling Parties contained in this Agreement shall be true and correct in all material respects on and as at the First Fixture Date, each of the First Core
                                           Representations shall be true and
                                           correct in all material respects on
                                           and as at the Second Fixture Date,
                                           and each of the Second Core
                                           Representations shall be true and
                                           correct in all material respect on
                                           and as at the Closing Date (in each
                                           case except as such representations
                                           and warranties may have been
                                           affected by the occurrence of events
                                           or circumstances occurring in
                                           contemplation of the consummation of
                                           the transactions provided for
                                           hereunder) with the same force and
                                           effect as though such
                                           representations and warranties had
                                           been made on and as at the First
                                           Fixture Date, the Second Fixture
                                           Date or the Closing Date, as the
                                           case may be, and the Purchaser shall
                                           have received on the Closing Date a
                                           certificate dated the Closing Date,
                                           in form satisfactory to the
                                           Purchaser's Counsel, signed by the
                                           President of the Vendor, to the
                                           effect that such representations and
                                           warranties are true and correct on
                                           and as at the First Fixture Date,
                                           the Second Fixture Date or the
                                           Closing Date, as the case may be,
                                           with the same force and effect as
                                           though made on and as at such dates.

                 10.1.2       PERFORMANCE OF OBLIGATIONS

                              The Vendor shall have performed or complied in all material respects with all of its agreements, covenants, obligations and conditions herein agreed to be performed or complied with by the Vendor on or prior to the Closing Date.

                 10.1.3       PERMITS, CONSENTS AND APPROVALS

                              All permits, consents, orders and approvals required by any federal, provincial, state or local governmental authority, as the case may be, including, without limitation, all consents and approvals required under the Antitrust Laws including the HSR Act for the purposes of the consummation of the transactions contemplated hereby shall have been obtained by the Vendor and the Purchaser and all statutory periods in connection with notification procedures required under such Antitrust Laws, for the purposes of the consummation of the transactions contemplated hereby shall have lapsed prior to the Closing Date.

                 10.1.4       CORPORATE AND OTHER PROCEEDINGS

                              All corporate and other proceedings of the Vendor in connection with the transactions contemplated hereby, and all documents evidencing same or incidental thereto, shall have been duly authorized and executed, shall be in form and substance to the reasonable satisfaction of the Purchaser and the Purchaser's Counsel, and the Purchaser and the Purchaser's Counsel shall have received all such proceedings and documents, or duly certified copies thereof, as may be reasonably requested.

                 10.1.5       EXCLUDED ASSETS

                              The transfer of the Excluded Assets by the Corporation shall have been completed.

                 10.1.6       REAL PROPERTY TITLE INSURANCE

                              The Purchaser shall have obtained at its option and expense a title insurance policy insuring the Purchaser that the Corporation has good and marketable title in fee simple absolute to all the Real Properties free and clear of all title defects or Liens of any nature whatsoever, except as described in such policies and which are reasonably acceptable to the Purchaser, and except for Permitted Encumbrances.

                 10.1.7       RESIGNATION AND RELEASES BY DIRECTORS AND OFFICERS

                              Each of the directors and officers of the Corporation and KMHC shall have signed in favour of and delivered to the Corporation and KMHC a resignation as a director and/or officer thereof, as the case may be, and a release from all their respective claims against the Corporation and KMHC as a director and/or officer thereof, as the case may be.

                 10.1.8       OPINION OF THE VENDOR'S COUNSEL

                              The Purchaser shall have received from the Vendor's Counsel a favorable opinion addressed to the Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser, as to the matters contained in Sections 4.1, 4.3 and 4.5, and such other matters as may be reasonably requested by the Purchaser. The Vendor's Counsel may rely, as to facts material to said opinion which are not independently established by the Vendor's Counsel, on certificates of public officials or of officers of the Vendor and, as to matters of law in other jurisdictions, on opinions of counsel in such jurisdictions.

                 10.1.9       LITIGATION

                              No suit, action or proceeding shall be pending against the Purchaser, the Selling Parties or KMHC before any court or governmental agency which could result in (i) the restraint or prohibition of the consummation of the transactions contemplated hereby or (ii) an order restricting the Corporation or KMHC in conducting their respective businesses in such a manner so as to have a Material Adverse Effect.

                 10.1.10      DOMTAR CANADIAN GYPSUM PRODUCTS BUSINESS

                              The consummation of the purchase and sale of the Purchased Shares pursuant hereto shall take place concurrently with the consummation of the Asset Purchase Agreement.

                 10.1.11      RESCISSION

                              In case any of the foregoing conditions provided for in this Section 10.1 shall not be fulfilled and performed on or prior to the Closing Date to the reasonable satisfaction of the Purchaser and the Purchaser's Counsel, the Purchaser may rescind this Agreement by notice to the Vendor and in such event, the Parties shall be released from all obligations whatsoever to whomsoever including, without limitation, all obligations of the Purchaser to the Vendor, its Affiliates and Subsidiaries and their respective shareholders, directors, officers and employees, pursuant to this Agreement and all other agreements entered into pursuant hereto, other than the obligations of confidentiality of the Purchaser pursuant to the Confidentiality Agreement.

                 10.1.12      WAIVER BY THE PURCHASER

                              The conditions set out in this Section 10.1 may be waived by the Purchaser in whole or in part by a written document to such effect duly signed thereby.

         10.2    VENDOR'S CONDITIONS

                 The purchase and sale of the Purchased Shares is subject to the following terms and conditions for the exclusive benefit of the Vendor to be fulfilled and performed on or prior to the Closing Date:

                 10.2.1       REPRESENTATIONS AND WARRANTIES REMAIN CORRECT

                              Each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects on and as at the Closing Date (except as such representations and warranties may have been affected by the occurrence of events or circumstances occurring in contemplation of the consummation of the transactions provided for hereunder) with the same force and effect as though such representations and warranties had been made on and as at such date and the Vendor shall have received on the Closing Date a certificate dated the Closing Date, in form satisfactory to the Vendor's Counsel, signed by the President or a Vice-President of the Purchaser, to the effect that such representations and warranties are true and correct in all material respects on and as at the Closing Date with the same force and effect as though made on and as at such date.

                 10.2.2       PERFORMANCE OF OBLIGATIONS

                              The Purchaser shall have performed or complied in all material respects with all of its agreements, covenants, obligations and conditions herein agreed to be performed or complied with by the Purchaser on or prior to the Closing Date.

                 10.2.3       CORPORATE AND OTHER PROCEEDINGS

                              All corporate and other proceedings of the Purchaser in connection with the transactions contemplated hereby, and all documents evidencing same or incidental thereto, shall have been authorized and executed, shall be in form and substance to the reasonable satisfaction of the Vendor and the Vendor's Counsel, and the Vendor and the Vendor's Counsel shall have received all such proceedings and documents or duly certified copies thereof, as may be reasonably requested.

                 10.2.4       CHANGE OF NAME

                              The Corporation shall have changed its name to one which does not include the name "Domtar" or the prefix "Dom".

                 10.2.5       DOMTAR CANADIAN GYPSUM PRODUCTS BUSINESS

                              The consummation of the purchase and sale of the Purchased Shares pursuant hereto shall take place concurrently with the consummation of the Asset Purchase Agreement.

                 10.2.6       OPINION OF THE PURCHASER'S COUNSEL

                              The Vendor shall have received from the
                              Purchaser's Counsel a favorable opinion addressed to the Vendor, dated the Closing Date, in form and substance reasonably satisfactory to the Vendor, as to the matters contained in Sections
                              5.1 and 5.2, and such other matters as may be reasonably requested by the Vendor, with such qualifications as may be consistent with opinion practice on such issues. The Purchaser's Counsel may rely, as to facts material to said opinion which are not independently established by the Purchaser's Counsel, rely on certificates of public officials or of officers of the Purchaser and, as to matters of law in other jurisdictions, on opinions of counsel in such jurisdictions.

                 10.2.7       RESCISSION

                              In case any of the foregoing conditions provided for in this Section 10.2 shall not be fulfilled and performed on or prior to the Closing Date to the reasonable satisfaction of the Vendor and the Vendor's Counsel, the Vendor may rescind this Agreement by notice to the Purchaser and in such event, the Parties shall be released from all obligations whatsoever to whomsoever including, without limitation, all obligations of the Vendor to the Purchaser, its Affiliates and Subsidiaries and their respective shareholders, directors, officers and employees, pursuant to this Agreement and all other agreements entered into pursuant hereto, other than the obligations of confidentiality of the Purchaser pursuant to the Confidentiality Agreement.

                 10.2.8       WAIVER BY THE VENDOR

                              The conditions set out in this Section 10.2 may be waived by the Vendor in whole or in part by a written document to such effect duly signed thereby.

ARTICLE 11. SURVIVAL AND RELIANCE ON REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION

         11.1    SURVIVAL AND RELIANCE

                 The Parties shall be entitled to rely upon the representations and warranties contained herein and the obligations of the Parties with respect thereto shall survive the dates and shall continue in full force and effect as provided in Section 11.2 hereof.

         11.2    SURVIVAL OF LIABILITY FOR REPRESENTATIONS AND WARRANTIES

                 11.2.1 The Second Core Representations of the Vendor shall survive the Closing Date for a period of one (1) year, the First Core Representations of the Vendor shall survive the Adjustment Date and the Closing Date for a period of one (1) year, and all other representations and warranties of the Vendor and the Corporation contained herein shall survive the earlier of the First Fixture Date and the Closing Date for a period of one (1) year, except for

                              11.2.1.1 the representations and warranties contained in Sections 4.9.5 and 4.14 hereof (Taxes) and 4.17 (Employees, Pensions and Other Benefit Plans) which shall survive the Closing Date until the expiry of the limitation or prescription period under the relevant Laws, and the Purchaser covenants that, from and after the Closing Date, it shall not enter into, without the prior written consent of the Vendor, any agreement, waiver or other arrangement which provides for an extension of time with respect to the filing of any Tax Return or the payment or assessment of any Taxes dealt with by any such representation or warranty;

                              11.2.1.2 the representations and warranties contained in Section 4.16 hereof (Environmental Matters) which shall survive the earlier of (i) the First or Second Fixture Date (as determined by the date on which representations and warranties were last deemed made) and (ii) the Closing Date for a period of three
                                           (3) years; and

                              11.2.1.3 the representations and warranties contained in Sections 4.1, 4.2 and
                                           4.3 which shall survive without
                                           limitation as to time except as may
                                           be limited by law.

                              except in each case to the extent that during such period the Purchaser shall have given notice to the Vendor or Domtar of a claim in respect of any such representation or warranty, in which case such representation or warranty with respect to such claim (but not as to other claims) shall continue in full force and effect until the final determination of such claim. After the end of the applicable survival period described above, the Vendor shall have no liability with respect to the representations and warranties contained herein except as to claims made prior to the expiry of the relevant period of survival pursuant to this Section 11.2.1.

                 11.2.2 All the representations and warranties of the Purchaser contained herein shall survive the Closing Date for a period of one (1) year, except to the extent that during such period the Vendor shall have given notice to the Purchaser of a claim in respect of any such representation or warranty, in which case such representation or warranty with respect to such claim (but not as to other claims) shall continue in full force and effect until the final determination of such claim. After the end of such survival period, the Purchaser shall have no liability with respect to any of its representations and warranties contained herein except as to claims made prior to the expiry of the period of survival pursuant to this Section 11.2.2.

         11.3    INDEMNIFICATION BY THE VENDOR

                 11.3.1 Each of Domtar and the Vendor, jointly and severally, shall defend, indemnify and hold harmless the Purchaser and (after the Effective
                              Time) the Corporation and each Affiliate thereof and any present or future officer, director, agent or employee of Purchaser (all of which are herein collectively referred to as "PURCHASER PROTECTED PERSONS") against any and all claims, proceedings, judgments, penalties, fines, claims, damages (other than indirect, incidental or consequential), losses (other than loss of profits), liabilities, fees (including, without limitation, reasonable fees and expense of counsel), costs or expenses (the "CLAIMS") incurred or required to be paid by any Purchaser Protected Person arising out of the breach or non-fulfillment of any representation, warranty, agreement, covenant, condition or any other obligation of the Vendor, Domtar or the Corporation contained in this Agreement. All such Claims are referred to herein as "PURCHASER'S INDEMNIFIED CLAIMS".

                 11.3.2 Without limiting the generality of the provisions of Section 11.3.1 hereof and notwithstanding the provisions of Section 11.7 hereof, the Vendor and Domtar shall jointly and severally defend, indemnify and hold harmless the Purchaser Protected Persons against all Claims with respect to or in any way relating to the matters set out in SCHEDULE 11.3.2 or in Sections 8.3.2, 8.3.4 and 8.4.10, and the obligation of the Vendor and Domtar to indemnify the Purchaser Protected Persons pursuant to this Section 11.3.2 with respect to such Claims shall not be subject to the deductible and limiting amounts referred to in Section 11.7 hereof and the amount for which the Purchaser Protected Persons shall be indemnified for such Claims shall be the entire amount thereof. Claims for indemnification under this Section 11.3.2 shall not be subject to any limitations on survival of warranties contained in this Article 11, and the Purchaser Protected Persons may seek indemnification hereunder at any time after the Effective Time, except as otherwise expressly provided for in SCHEDULE 11.3.2.

                 11.3.3       Notwithstanding any other provision of this
                              Article 11, the Vendor and Domtar shall have no liability whatsoever to indemnify the Purchaser Protected Persons against any Claims with respect to the ongoing operational environmental matters set out in SCHEDULE 11.3.3.

         11.4    INDEMNIFICATION BY THE PURCHASER

                 The Purchaser shall defend, indemnify and hold harmless the Vendor and each Affiliate thereof and any present, former or future officer, director, agent or employee of the Vendor (all of which are herein collectively referred to as "VENDOR PROTECTED PERSONS") against any and all Claims incurred by the Vendor Protected Persons

                 11.4.1 arising out of the breach or non-fulfillment of any representation, warranty, agreement, covenant, condition or any other obligation of the Purchaser contained in this Agreement; provided that any Claim for the breach or nonfulfillment by the Purchaser of its obligations under Article 9 shall not be subject to indemnification under this Section 11.4 but shall be subject to the provisions of Section 13.2; or

                 11.4.2 with respect to the environmental matters set out in SCHEDULE 11.3.3.

                              All such claims are referred to herein as "VENDOR'S INDEMNIFIED CLAIMS".

         11.5    INDEMNIFICATION AGAINST THIRD PARTY CLAIMS

                 11.5.1 Promptly upon receipt by either Party (the "INDEMNITEE") of a notice of any Third Party Claim in respect of which Indemnitee proposes to demand indemnification from the other Party (the "INDEMNITOR"), the Indemnitee shall give notice to that effect to the Indemnitor with reasonable promptness.

                 11.5.2 Without prejudice to the Indemnitee's right to participate in the defense, compromise or settlement of the Third Party Claim, the Indemnitor shall have the right by notice to the Indemnitee not later than ten (10) days after receipt of the notice described in Section 11.5.1 hereof to assume (and in the case of asbestos claims, shall assume) the control of the defence, compromise or settlement of the Third Party Claim, provided that such assumption shall, by its terms, be without cost or liability to the Indemnitee and provided that the Indemnitor shall have first delivered to Indemnitee a written acknowledgement by Indemnitor that the relevant Claim is an Indemnified Claim and that the Indemnitor, in its good faith judgment, will be able to pay any award of money damages against the Indemnitee in connection with such action.
                              If the Indemnitor assumes the defense of an action, (i) the Indemnitee shall be entitled to meaningfully participate therein; (ii) no settlement or compromise thereof may be effected
                              (x) by the Indemnitor without the consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed) unless (A) there is no finding or admission of any violation of law or any violation of the rights of any person by Indemnitee and no adverse effect on any other claims that may be made against any Indemnitee and (B) all relief provided is paid or satisfied in full by the Indemnitor or (y) by the Indemnitee without the consent of the Indemnitor; and (iii) the Indemnitee may subsequently assume the defense of such action if a court of competent jurisdiction determines the Indemnitor is not vigorously defending such action.

                 11.5.3 Upon the assumption of control by the Indemnitor pursuant to the provisions of Section 11.5.2 hereof, the Indemnitor shall, at its expense, diligently proceed with the defence, compromise or settlement of the Third Party Claim at Indemnitor's sole expense, including employment of counsel reasonably satisfactory to the Indemnitee and, in connection therewith, the Indemnitee shall cooperate fully, but at the expense of the Indemnitor, to make available to the Indemnitor all pertinent information and witnesses under the Indemnitee's control, make such assignments and take such other steps as in the opinion of counsel for the Indemnitor are necessary to enable the Indemnitor to conduct such defence.

                 11.5.4 The final determination of any such Third Party Claim, including all related costs and expenses, shall be binding and conclusive upon the Parties as to the validity or invalidity, as the case may be, of such Third Party Claim against the Indemnitor.

                 11.5.5 Should the Indemnitor fail to defend the Indemnitee as provided in Section 11.5.2 hereof, the Indemnitee shall be entitled to make such settlement of the Third Party Claim as in its sole discretion may appear advisable, and such settlement or any other final determination of the Third Party Claim shall be binding upon the Indemnitor.

         11.6    INDEMNIFICATION AFTER INSURANCE AND OTHER RECOVERIES

                 11.6.1     INSURANCE

                            The amount of the indemnification for any and all Claims which either the Purchaser Protected Persons or the Vendor Protected Persons shall be entitled to receive pursuant to this Article 11 shall be determined after giving effect to any and all insurance proceeds received by the Indemnitee from its insurers and any and all recoveries from any other Persons against which there may be indemnity rights pursuant to the Contracts.
                            The Indemnitee shall use all reasonable efforts to collect such insurance proceeds or, if the Indemnitee is the Purchaser, claims with respect to such indemnity rights against any other Persons under any of the Contracts; provided that nothing in this Section 11.6 shall require any Indemnitee to make or prosecute a claim for insurance proceeds if such a claim would adversely affect the Indemnitee with respect to matters other than the Claim.

                 11.6.2     NET OPERATING LOSSES

                            The amount of the indemnification for any Claim by the Purchaser or the Corporation with respect to income taxation matters pertaining to the Corporation shall be determined after having deducted from the amount so claimed pursuant to this Article 11 the amount of the respective federal or specific state net operating losses retained by the Corporation after the Closing Date, as determined as of the Closing Date after the elections made by the Selling Parties under U.S. Treasury Regulation Section 1.1502 and similar state law elections.

                 11.6.3     COOPERATION.

                            If an Indemnitee seeks indemnity from an Indemnitor with respect to any matters relating to environmental or asbestos related matters, the Indemnitee shall cooperate with the Indemnitor, at the Indemnitor's expense, in assisting the Indemnitor to obtain indemnity under agreements with third parties or insurance proceeds under any insurance policies maintained by the Indemnitor covering the claims in question.

         11.7    VENDOR'S MAXIMUM LIABILITY

                 11.7.1 The obligation of the Vendor and Domtar to indemnify the Purchaser Protected Persons pursuant to this Article 11, excluding the obligation to indemnify for all Claims with respect to the representations and warranties contained in Section 4.16 hereof (Environmental Matters) (the "ENVIRONMENTAL CLAIMS") and further excluding the obligation to provide unlimited indemnification pursuant to Section 11.3.2 shall be limited, in the aggregate, to 10% of the Purchase Price; provided, however, that the Purchaser shall not exercise its right of indemnification in relation thereto pursuant to this Article 11 unless and until the aggregate amount of the Claims asserted against the Vendor and Domtar, excluding Environmental Claims and Section 11.3.2 claims, is in excess of the aggregate amount of 1% of the Purchase Price, and the amount then claimable shall be only the amount of such Claims which exceeds 1% of the Purchase Price.

                 11.7.2       Subject to the provisions of Sections 11.3.2,
                              11.3.3 and 11.4.2 hereof, the obligation of the Vendor and Domtar to indemnify the Purchaser pursuant to this Article 11 with respect to Environmental Claims shall be limited, in the aggregate, to the sum obtained by adding to 15% of the Purchase Price an amount equal to the difference between 10% of the Purchase Price and the aggregate of the Claims indemnified against or outstanding pursuant to the provisions of
                              Section 11.7.1 hereof, if any; provided however, that the Purchaser shall not exercise its right of indemnification in relation thereto pursuant to this Article 11 unless and until the aggregate amount of the Environmental Claims asserted against the Vendor is in excess of the aggregate amount of 1% of the Purchase Price, and the amount then claimable shall be only the amount of such Environmental Claims which exceeds 1% of the Purchase Price; and provided further that the combined amount recoverable under Section 11.7.1 and 11.7.2 shall not exceed in the aggregate 25% of the Purchase Price.

         11.8    DETAILS OF CLAIMS

                 With respect to any Claim pursuant to Section 11.3 or 11.4 hereof, no indemnity hereunder shall be sought unless written notice providing reasonable details of the reasons for which the indemnity is sought is provided to the Vendor (or Domtar) or the Purchaser, as the case may be. Such notice shall be given promptly on the occurrence of the circumstances giving rise to the Claim coming to the attention of the Indemnitee hereunder; provided that failure to so notify the Indemnitor shall not relieve the Indemnitor from any liabilities which it may have to the Indemnitee (i) hereunder, except to the extent that is actually prejudiced thereby, or (ii) otherwise than under this Article 11.

         11.9    INDEMNIFICATION SOLE REMEDY

                 The provisions of this Agreement shall constitute the sole indemnification remedy to either Party against the other with respect to any breach or non-fulfillment of any representation, warranty, agreement, covenant, condition or any other obligation contained in this Agreement.

ARTICLE 12.      CLOSING

         The sale and purchase of the Purchased Shares herein provided for shall be consummated on the Closing Date at the Closing Place.

         12.1 At the Closing, the Vendor shall deliver or cause to be delivered to the Purchaser free and clear of all Liens:

                 12.1.1 certificate or certificates for the Purchased Shares, duly endorsed for transfer or with duly executed stock powers for transfer thereof; and

                 12.1.2 all such other agreements, certificates, consents, approvals, opinions and other documents herein required to be delivered by the Vendor or Domtar at or prior to the Closing Date and not therefore received by the Purchaser.

         12.2 The Purchaser shall deliver or cause to be delivered to or to the order of the Vendor:

                 12.2.1 the Purchase Price herein required to be paid by the Purchaser pursuant to Section 3.1 hereof; and

                 12.2.2 all such other agreements, certificates, consents, approvals, opinions and other documents herein required to be delivered by the Purchaser at or prior to the Closing Date and not theretofore received by the Vendor.

ARTICLE 13.      TERMINATION

         13.1    ELECTION

                 The Parties shall exercise all reasonable efforts and cooperate, with reasonable diligence, in order for the consummation of the transactions contemplated hereunder to take place at the earliest possible date. Subject to the provisions of Section 10.1.12 or 10.2.8 hereof, as the case may be, in the event that the sale and purchase of the Purchased Shares herein provided for is not consummated within five (5) months from the date of this Agreement (the "FIVE-MONTH ANNIVERSARY") as a result of the failure of either Party to fulfill any of the conditions provided for in Section
                 10.1 (other than those contained in Section 10.1.3 to the extent covered by Article 9) or 10.2, as the case may be, for the benefit of the other Party on or before the Five-Month Anniversary and the Party who has the benefit of such condition (the "ELECTING PARTY") refuses to waive it, the Electing Party shall have the right, exercisable at any time after the Five-Month Anniversary, to terminate this Agreement by giving at least forty-five (45) days written notice to the other Party (the "NON-ELECTING PARTY"). For purposes of this
                 Article 13, Domtar and the Corporation shall be deemed the same Party as the Vendor. If the Non-Electing Party does not cure its failure to fulfil the conditions of Sections 10.1 or 10.2, as the case may be, by the date for termination (the "TERMINATION DATE") specified in the termination notice given by the Electing Party, then this Agreement shall terminate on the Termination Date, and, except as set forth in Section 13.2, each Party shall be released from

                 13.1.1 all obligations whatsoever to whomsoever including, without limitation, all obligations to the other Party, its Affiliates and Subsidiaries and their respective shareholders, directors, officers and employees, pursuant to this Agreement and all other agreements entered into pursuant hereto; and

                 13.1.2 all Claims arising out of, directly or indirectly, the failure to consummate the sale and purchase of the Purchased Shares as herein provided for.

         13.2    CONTINUING LIABILITY

                 For purposes of Section 13.1, the responsibility for obtaining any permits, consents, orders or approvals referred to in
                 Article 9 shall be that solely of the Purchaser. If this Agreement is terminated by Vendor under Section 13.1 effective as of a date after the Second Fixture Date because of the breach by the Purchaser of its obligations under Article 9, then the Purchaser shall remain liable to the Vendor for the failure to consummate the sale and purchase of the Purchased Shares as herein provided.

ARTICLE 14.      MISCELLANEOUS

         14.1    NOTICES

                 Any notice or communication provided for under this Agreement shall be in writing and be sufficiently given to the Party to whom it is addressed if it is delivered or sent by prepaid first-class mail or transmitted by telecopier to or for such Party at the address or telecopier number of such Party as set out hereinafter or at such other address or telecopier number as such Party shall have hereafter notified to the other Party in the manner provided for in this Section.

                 If to the Vendor, the Corporation (before Closing), or Domtar:
                 Domtar Industries Inc., Domtar Gypsum Inc., or Domtar (as applicable)
                 c/o Domtar Inc.
                 395 de Maisonneuve Blvd. West
                 Montreal, Canada
                 H3A 1L6
                 Fax:   (514) 848-6850
                 Attention:  Secretary


                 If to the Purchaser or the Corporation (after Closing):
                 Georgia-Pacific Corporation or G-P Gypsum Corporation (as applicable)
                 133 Peachtree Street, N.E.
                 Atlanta, GA 30303
                 (30348-05605 for notice by mail)
                 Fax:  (404) 584-1461
                 Attention:  Secretary

                 Any notice or communication addressed and delivered, mailed or telecopied, as the case may be, as aforesaid shall be deemed to have been sufficiently given and received on the date on which it was so delivered or, if such date is not on a Business Day, on the Business Day next following such date, or on the 7th Business Day next following the date of its mailing or on the 1st Business Day next following the date of its transmission by telecopier, as the case may be.

         14.2    PUBLIC ANNOUNCEMENT

                 All public announcements concerning the transactions contemplated hereby shall be jointly planned and coordinated by the Parties and no Party shall act unilaterally in this regard without the prior approval of the other, except where required to do so by the Laws or by the applicable regulations or policies of any stock exchange, in which case, the Party obliged to make public disclosure shall promptly inform thereof the other Party and discuss with such other Party the extent and timing of such disclosure.

         14.3    EXPENSES

                 All costs and expenses (including, without limitation, the fees and disbursement of legal counsel) incurred in connection with the negotiation and the preparation of this Agreement and the consummation of the transactions provided for hereunder shall be paid by the Party incurring such expenses.

         14.4    SUCCESSORS AND ASSIGNS

                 This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and assigns, provided that neither this Agreement nor any right or obligation hereunder shall be assigned by either Party without the prior written consent of the other Party, except that the Purchaser may assign this Agreement and its rights hereunder to any Affiliate thereof without such consent provided that, notwithstanding any such assignment, the Purchaser shall remain liable to the Vendor, jointly and severally with such assignee, for the performance of all the obligations pertaining to the Purchaser pursuant to this Agreement.

         14.5    FURTHER ASSURANCES

                 The Parties shall do with reasonable diligence, all such things and provide all such reasonable assurances as may be required to consummate the transactions provided for hereunder, and each Party shall provide such further documents required by the other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Closing, including, without limitation, the execution of agreements concerning transitional services as may be mutually agreed by the Parties.

         14.6    DISPUTE RESOLUTION

                 In the event of any and all disputes between the Parties resulting out of or relating to this Agreement or its breach, the Parties shall attempt, in good faith, to settle amicably such disputes (including referral of the dispute to a neutral, third-party mediator) prior to submitting same to the court of competent jurisdiction.

         14.7    NO THIRD PARTY BENEFICIARY

                 Nothing contained in this Agreement or any other agreement entered into pursuant hereto is intended, or should be interpreted as having been intended, to create any right or assume any obligation in favour of, or grant any waiver or release from any obligation to, or otherwise constitute a stipulation in favour of any Person other than the Parties, the Purchaser Protected Persons and the Vendor Protected Persons.

         14.8    COUNTERPARTS

                 This Agreement may be executed by the Parties in several counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall constitute but one and the same document.

                 IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first hereinbefore written.


                                     GEORGIA-PACIFIC CORPORATION


                                     per: /s/ Michael A. Vidan
                                          -------------------------------------


                                     DOMTAR INDUSTRIES INC.


                                     per: /s/ Pierre Fitzgibbon
                                          -------------------------------------

                                     per: /s/ Gilles Pharand
                                          -------------------------------------


                                     DOMTAR INC.


                                     per: /s/ Stephen C. Larson
                                          -------------------------------------


                                     per: /s/ Pierre Fitzgibbon
                                          -------------------------------------


                                     DOMTAR GYPSUM INC.


                                     per: /s/ Pierre Fitzgibbon
                                          -------------------------------------


                                     per: /s/ Gilles Pharand
                                          -------------------------------------